UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6000 SPINE ROAD, SUITE 100
BOULDER, COLORADO 80301
(303) 444-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of New Frontier Media, Inc.:

        We hereby notify you that the annual meeting of shareholders of New Frontier Media, Inc., a Colorado corporation (the "Company"), will be held on October 18, 2012 at 9:00 a.m. (Mountain Time), at the Company's principal executive offices at 6000 Spine Road, Suite 100, Boulder, Colorado 80301 for the following purposes:

  •
  to elect as members of the board of directors of the Company the four persons named in the accompanying proxy statement to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified;

  •
  to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for our fiscal year ending March 31, 2013; and

  •
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        The matters listed in this notice of annual meeting are described in detail in the accompanying proxy statement. The board of directors has fixed the close of business on September 19, 2012 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. You or your agent may, after proper written demand, examine a list of the shareholders of record as of the close of business on September 19, 2012 for any proper purpose beginning two business days after the date hereof at the offices of the Company located at 6000 Spine Road, Suite 100, Boulder, Colorado 80301. The list will also be made available for inspection at the meeting.

YOUR VOTE IS IMPORTANT

        Even if you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided so that your vote will be counted if you later decide not to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person. No postage is required if the proxy card is mailed in the United States.

                      By order of the board of directors,

                      Alan Isaacman

Boulder, Colorado
September 20, 2012

6000 SPINE ROAD, SUITE 100
BOULDER, COLORADO 80301
(303) 444-0900

PROXY STATEMENT

 INFORMATION ABOUT PROXY SOLICITATION

        This proxy statement is being furnished to holders of shares of common stock, $.0001 par value per share ("Common Stock"), of New Frontier Media, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the annual meeting of shareholders to be held on October 18, 2012 at 9:00 a.m. (Mountain Time), at the Company's principal executive offices at 6000 Spine Road, Suite 100, Boulder, Colorado 80301, and at any adjournment or postponement of the meeting. The purpose of the meeting and the matters to be acted on are stated in the accompanying notice of annual meeting of shareholders. The board of directors knows of no other business that will come before the meeting.

        The notice of annual meeting, proxy statement, and proxy card were first mailed to shareholders on or about September 20, 2012. The Company will bear the cost of its solicitation of proxies. We have hired Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the annual meeting. The original solicitation of proxies may be supplemented by personal interview, telephone, or facsimile by the directors, officers, or employees of the Company, who will receive no additional compensation for such services. Arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and the Company will reimburse those custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

        The board of directors of the Company is soliciting votes FOR the election to the board of directors each of the Company's nominees named in this proxy statement and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for our fiscal year ending March 31, 2013.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on October 18, 2012

        The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended March 31, 2012 are available at www.proxyvote.com.

INFORMATION ABOUT VOTING

Q:
Why am I receiving these materials?

A:
The board of directors is providing these proxy materials to you in connection with the Company's annual meeting of shareholders, which is scheduled to take place on October 18, 2012. As a shareholder of record as of September 19, 2012, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement.

Q:
What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers, and other required information, including the Company's annual report enclosed herewith.

Q:
What items will be considered and voted on at the annual meeting?

A:
The two items scheduled to be voted on at the annual meeting are the (1) election to the board of directors of the four nominees named in "PROPOSAL ONE—Election of Directors" below to hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified; and (2) ratification of our audit committee's selection of our independent registered public accounting firm for the fiscal year ending March 31, 2013. We will also consider any other business that properly comes before the annual meeting in accordance with our Amended and Restated Bylaws.

Q:
How does the board of directors recommend that I vote?

A:
The board of directors recommends that you vote your shares FOR each of the nominees to the board of directors on the proxy card included with this proxy statement and FOR ratification of the independent registered public accounting firm.

Q:
What shares can I vote?

A:
You may vote or cause to be voted all shares of Common Stock owned by you as of the close of business on September 19, 2012, the record date. These shares include (1) shares held directly in your name as a shareholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most shareholders of the Company hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

  If your shares are registered directly in your name with the Company's transfer agent, Corporate Stock Transfer, Inc., you are considered, with respect to those shares, the shareholder of record and these proxy materials are being provided to you by the Company for your personal use. As the shareholder of record, you have the right to grant your voting proxy directly as described herein or to vote in person at the meeting. The board of directors has enclosed a proxy card for you to use to grant a voting proxy to the named proxies.

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being provided to you by your broker or nominee, together with a voting instruction card, the latter of which is for your personal use. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain from the broker or nominee that holds directly your shares a valid proxy giving you the right to vote the shares. Your broker or nominee should have enclosed or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

Q:
May I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you were a shareholder of the Company as of the close of business on September 19, 2012, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares beneficially through a broker or nominee (that is, in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to September 19, 2012, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting. The annual meeting will begin promptly at 9:00 a.m. (Mountain Time). Check-in will begin at 8:00 a.m. You should allow ample time for the check-in procedures.

Q:
How can I vote my shares in person at the annual meeting?

A:
You may vote by ballot in person at the annual meeting any shares that you hold as the shareholder of record. You may only vote in person shares held in street name if you obtain from the broker or nominee that holds your shares of record a valid proxy giving you the right to vote the shares.

Q:
How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may, without attending the meeting, direct how your shares are to be voted. If you are a shareholder of record, you may cause your shares to be voted as you instruct by granting a proxy to the proxies named herein. If you hold shares in street name, you may cause your shares to be voted as you instruct by submitting voting instructions to your broker or nominee. Each record holder of the Company's Common Stock may appoint a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope. Each shareholder who holds shares in street name may vote by mail by completing, signing, and dating a voting instruction card provided by the broker or nominee and following the other instructions of your broker or nominee. You may also vote by internet or telephone by following the instructions for such voting on the proxy card accompanying this proxy statement.

Q:
Can I change my vote?

A:
You may change your vote at any time prior to the closing of the voting polls at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. You may revoke your vote by sending a written notice of revocation to New Frontier Media, Inc., Attention: Corporate Secretary, 6000 Spine Road, Suite 100, Boulder, Colorado 80301.

Q:
Can I revoke my proxy?

A:
You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate secretary in writing, or deliver to our corporate secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.

Q:
Who can help answer my questions?

A:
If you have any questions about the annual meeting, including how to obtain directions to attend the meeting and vote in person, or how to vote or revoke your proxy, or if you need additional copies of this proxy statement or voting materials, you should contact Mr. Marc Callipari, Chief Legal Officer, New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, Colorado 80301, (303) 444-0900; mcallipari@noof.com.

Q:
How are votes counted?

A:
In the election of directors, you may vote FOR all of the nominees or you may direct your vote to be WITHHELD with respect to one or more of the nominees. To ratify the selection of the independent registered public accounting firm, you may vote FOR, AGAINST, or ABSTAIN. If you vote ABSTAIN, it has the same effect as a vote AGAINST. If you provide specific instructions, your shares will be voted as you instruct. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

  Proposals presented at shareholder meetings are either classified among brokers as routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the beneficial owner of the shares. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when, for example, the broker or other entity is able to vote without receiving voting instructions on at least one proposal because it is routine but unable to vote on another proposal because it is non-routine. The proposal to ratify the selection of the independent registered public accounting firm is a routine item, but the election of directors in an uncontested election is a non-routine item. This means that brokers or other entities who do not receive voting instructions from beneficial owners as to how to vote their shares with regard to the proposal to ratify the selection of the independent registered public accounting firm may exercise voting discretion, but they may not exercise voting discretion with regard to the election of directors. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on with respect to the election of directors, even if you wish to vote as recommended by the board of directors.

Q:
What is a quorum and why is it necessary?

A:
Conducting business at the meeting requires a quorum. The presence, either in person or by proxy, of the holders of one-third of the Company's shares of Common Stock outstanding on September 19, 2012 is necessary to constitute a quorum. Withheld votes and abstentions are treated as present for purposes of determining whether a quorum exists. Broker non-votes (which may result when your shares are held in "street name" and you do not instruct the nominee how to vote your shares on non-routine matters) are not relevant in determining whether a quorum is present at the meeting.

Q:
What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the nominees receiving the highest number of FOR votes at the annual meeting will be elected. Accordingly, withheld votes and broker non-votes have no effect on the election of any nominee. You do not have the right to cumulate your votes.

  Ratification of the independent auditors requires the FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions and broker non-votes on this proposal will have the same effect as a vote against the proposal.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

Q:
Where can I find the voting results of the annual meeting?

A:
We expect to announce preliminary voting results at the annual meeting and will publish final results in a current report on Form 8-K within four business days after the annual meeting of shareholders.

Q:
What happens if additional matters are presented at the annual meeting?

A:
Other than the items to be considered at the meeting as described in this proxy statement, we are not aware of any other item to be acted upon at the annual meeting. In addition, the Company's Amended and Restated Bylaws have provisions requiring the advance notice of any shareholder proposals and director nominations intended to be presented at the annual meeting, and no such notices have been received, other than one notice of nomination that was withdrawn on or about July 12, 2012. If you grant a proxy, the persons named as proxy holders, Alan Isaacman, Chairman of the Board and Marc Callipari, Chief Legal Officer, will have the discretion to vote your shares on any additional matters properly brought before the meeting in accordance with our Amended and Restated Bylaws. If for any unforeseen reason any of our nominees is not available as a candidate for director at the meeting, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the board of directors to replace such candidate or candidates, if any.

Q:
How many shares are outstanding and how many votes is each share entitled?

A:
Each share of the Company's Common Stock issued and outstanding as of the close of business on September 19, 2012, the record date, is entitled to one vote on all items being voted at the annual meeting. On the record date, 16,190,408 shares of Common Stock were issued and outstanding.

Q:
Who will count the votes?

A:
One or more inspectors of election will tabulate the votes. We expect that each inspector of election will be a representative of Broadridge Financial Solutions, Inc. or one of its affiliated entities.

Q:
Is my vote confidential?

A:
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.

Q:
Who will bear the cost of soliciting votes for the annual meeting?

A:
The board of directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, posting on the internet, printing, mailing, and distributing these proxy materials. Innisfree M&A Incorporated has been retained to assist us in soliciting proxies in connection with the annual meeting at a fee of $25,000 plus expenses. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by mail, by telephone, or by other electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:
May I propose actions for consideration at next year's annual meeting of shareholders?

A:
You may submit proposals for consideration at the 2013 annual meeting provided that you comply with applicable law and/or our Amended and Restated Bylaws. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement and related proxy card for the 2013 annual meeting, the proposal must be received in writing by the Company at our principal executive offices, located at 6000 Spine Road, Suite 100, Boulder, Colorado 80301, no later than May 23, 2013. Such proposals also will need to comply with the other requirements of Rule 14a-8, promulgated under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

  Pursuant to our Amended and Restated Bylaws, in order for a shareholder to bring a proposal (other than proposals sought to be included in the Company's proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination at, the 2013 Annual Meeting of shareholders, such shareholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, our corporate secretary at our principal executive offices no earlier than May 21, 2013 and no later than the close of business on June 20, 2013. However, if the 2013 annual meeting is to be held more than 30 days before or 60 days after the anniversary of this year's annual meeting, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than 90 days prior to such annual meeting or, if later, the 10th day following the Company's public announcement of the 2013 annual meeting date. If a shareholder gives notice to us after the applicable deadline for the 2013 annual meeting, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting. Each proposal submitted must be a proper subject for shareholder action at the meeting. Shareholders are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including, but not limited to, the contents of a proper form of advance notice.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        Our board of directors currently has six directors. The board of directors has determined that it is in the best interests of the Company to reduce the size of the board of directors to four directors, which reduction shall become effective on the date of the annual meeting. Therefore, the board of directors, based on the recommendation of the nominations committee, has nominated for election as directors, four of the six incumbent directors, each as identified below.

        The information provided below under the caption "Consideration of Director Nominees—Director Qualifications and Diversity" beginning on page 13 of this proxy statement contains information about the leadership skills and other experiences that caused the nominations committee and the board of directors to determine that the nominees should serve as directors of the Company. The board of directors recommends that you vote your shares FOR the election of each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Melissa Hubbard(2)(4)(5)	53	Director	2002
Alan Isaacman(4)(5)	70	Chairman	1999
Hiram J. Woo(1)(2)(3)(4)(5)	77	Director	2001
Walter Timoshenko(1)(3)(4)(5)	49	Director	2007

(1)
Member of the compensation committee

(2)
Member of the audit committee

(3)
Member of the nominations committee

(4)
Member of the special committee

(5)
Member of the executive committee

        It is the intention of the persons named as proxies in the accompanying proxy card to vote all shares of Common Stock for which they have been granted a proxy FOR the election of each of the nominees, each to serve as a director until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified. All the nominees have consented to being named in this proxy statement and to serve as a director if elected. At the time of this year's annual meeting, if any of the nominees named above is not available to serve as director (an event that the board of directors does not currently have any reason to anticipate), all proxies will be voted for any one or more other persons that the board of directors nominates in lieu of the unavailable nominee. The board of directors believes that it is in the best interests of the Company to elect all of the above nominees.

INFORMATION ABOUT THE NOMINEES

        MELISSA HUBBARD.    Since 2004, Ms. Hubbard has served as outside general counsel to several investment banking and technology-related companies throughout the US, advising them on corporate, securities, licensing, compliance, employment, real estate, and franchise issues. In addition, since the early 1990s, she has served as either an arbitrator or mediator in over 300 cases administered by the American Arbitration Association ("AAA") and the Financial Industry Regulatory Authority, Inc. Ms. Hubbard has also been appointed to numerous special arbitration panels set up by the AAA, the Federal Trade Commission, the Federal Communications Commission, and the Securities and Exchange Commission. From 2001 until 2004, Ms. Hubbard served as a partner in the business law group of Berenbaum & Weinshienk, LLC, in Denver, Colorado and as Senior Vice President and General

Counsel of Keating Investments, LLC, a broker-dealer and investment banking firm in Denver, Colorado. From 1992 through June 2001, Ms. Hubbard served as Senior Vice President and General Counsel of Daniels & Associates, L.P. (now known as RBC Daniels L.P.), and an advisor to its executive committee. Located in Denver, Colorado, RBC Daniels is a leader in mergers and acquisitions and financial services to the cable, telecommunications, media, technology and internet industries worldwide. Prior to that, she was a partner in the corporate/securities group of Holland & Hart LLP, the largest Denver, Colorado based law firm in the Rocky Mountain region. She is the past co-chair of the Colorado Bar Association Communications Law Section. She received her A.B. with high honors from Stanford University in 1980 and attended Georgetown Law School and the University of Colorado Law School, from which she received her J.D. in 1983. In 2010, Ms. Hubbard received the Distinguished Alumni in Private Practice Award from the University of Colorado Law School.

        ALAN ISAACMAN.    Since 1993, Mr. Isaacman has been a senior member of Isaacman, Kaufman & Painter, P.C., a Los Angeles, California law firm. Mr. Isaacman is a renowned litigation attorney representing general corporate clients as well as clients from the media and entertainment industries. He is considered an expert on First Amendment rights and has experience in areas of copyright, antitrust, securities, right to privacy, and general entertainment law. Mr. Isaacman has successfully defended clients in First Amendment cases throughout the judicial system up to and including the Supreme Court of the United States. Mr. Isaacman received his undergraduate degree at Penn State University and received his law degree from Harvard University Law School. He is a Fellow of the American College of Trial Lawyers and is included in the Best Lawyers in America.

        HIRAM J. WOO.    Since February 2004, Mr. Woo has been President of Regal Financial & Development Corporation ("Regal"), a real estate development and planning firm. During the period of February 2004 through April 2005, Mr. Woo also served part-time as the Chief Executive Officer, President, and director of Consolidated Food Service Corporation, an owner and operator of a small chain of steakhouse restaurants in northern California. From 1997 through 2002, Mr. Woo was President and director of Steakhouse Partners, Inc., an operator of 65 full-service steakhouse restaurants located in 11 states. During his first assignment at Regal, from 1985 through 1996, Mr. Woo was President of Regal. While at Regal, Mr. Woo was responsible for acquisitions, feasibility analyses, financing, and the overall coordination of all development and construction projects with an emphasis on residential single-family homes and multiple residential units. Mr. Woo also managed over $300 million of real estate development projects in the western United States while at Regal. Mr. Woo has wide experience in accounting, tax, and management advisory services, actively practicing in a mid-size CPA firm for a period of ten years. Mr. Woo graduated from the University of California, Berkeley, with a Bachelor of Science Degree in Accounting and Finance and is a licensed Certified Public Accountant in California.

        WALTER TIMOSHENKO.    Mr. Timoshenko currently provides independent business consulting services. From 2010 to 2012, Mr. Timoshenko served as Chief Operating Officer for NYBKW, LLP, an accounting and consulting firm in New York where he oversaw operations, management, marketing, and client service. Prior to joining NYBKW, LLP, Mr. Timoshenko provided independent management, operations, marketing and related consulting services to public and private companies beginning in late 2009. From 2002 until late 2009, Mr. Timoshenko served as the Chief Marketing Officer at Weiser LLP, a top 25 U.S. accounting and consulting firm headquartered in New York City, New York. At Weiser LLP, he served on the firm's Group Executive Board, and directed marketing, communications, and research efforts and served as an advisor on strategic marketing issues. As an associate member of the American Bar Association, Mr. Timoshenko has taught courses and held seminars and training sessions on management, operations, leadership, strategic marketing, negotiating, and networking. In 2002, Mr. Timoshenko developed the Annual Firm Marketing Forum for the American Institute of Certified Public Accountants and served as its first chairman. Named one of the "Top 100 Most Influential People" by Accounting Today, Mr. Timoshenko served as Director of Marketing at a leading media and entertainment law firm on the east coast and as a Director of Marketing & Practice Development at a leading regional accounting and consulting firm, and has held management positions with Grey Advertising's LHVB Advertising Agency. Mr. Timoshenko graduated summa cum laude from St. John's University.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

        The members of the audit committee are Hiram Woo (Chair), Melissa Hubbard, and David Nicholas. The Company's board of directors has determined that each of the members of its audit committee is independent and that Mr. Woo is an "audit committee financial expert" within the meaning of the regulations of the Securities and Exchange Commission and the applicable rules of The NASDAQ Stock Market ("NASDAQ").

        The purpose of the audit committee is to assist the board of directors in its oversight of the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company's internal audit function and the independent auditors. The audit committee, in performing its functions, among other things (i) oversees the work and compensation of the independent auditor, (ii) reviews the scope of the independent auditor's audit examination, including its engagement letter, prior to the annual audit, and reviews and approves the audit fees agreed upon and any permitted non-audit services to be provided by the independent auditors, (iii) recommends to the board of directors the retention or replacement of the independent auditors, which report solely and directly to the audit committee, and (iv) reviews and approves the internal corporate audit staff functions. The formal report of the audit committee for the fiscal year ended March 31, 2012 is set forth below under the caption "Report of the Audit Committee of the Board of Directors."

        The audit committee operates under a formal written charter that governs its duties and standards of performance. A current copy of the audit committee's charter is available on the Company's web site at www.noof.com, in the Investor Relations portion of the site.

Compensation Committee

        The members of the compensation committee are Walter Timoshenko (Chair) and Hiram Woo, each of whom is independent under the applicable rules of NASDAQ. The committee, pursuant to its charter, has the authority to make findings and recommendations for final approval to the Company's Eligible Directors—those directors who satisfy the necessary criteria to be considered at the time of any executive compensation determination (i) an "Independent Director" as defined in NASDAQ Rule 5605(a)(2), (ii) a "non-employee director" as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an "outside director" as that term is defined for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        To assist the compensation committee with its responsibilities for the fiscal year ended March 31, 2010 and the fiscal year ended March 31, 2011, it retained in early 2010 the services of Compensation Resources, Inc., which was tasked with providing the compensation committee with a competitive market analysis of base salary, total cash compensation and total direct compensation for the Company's executive officers, which included an historical analysis of the Company's executive officer compensation. Compensation Resources, Inc. was also engaged to conduct a study of publicly traded companies to determine, among other things, the competitive service fee arrangements for comparable boards of directors and their committees within the media industry and for similarly-sized companies in Colorado.

        The compensation committee has the power, subject to the prior approval of the Eligible Directors, to prescribe, amend, and rescind rules, to the extent allowable under the NASDAQ and other regulatory guidance, relating to the Company's equity incentive plans, to grant stock options and other awards under the New Frontier Media, Inc. 2010 Equity Incentive Plan (the "2010 Equity Incentive Plan"), and to interpret and otherwise administer the Company's equity incentive plans. The compensation committee is also responsible for providing any required report regarding the Company's executive compensation disclosure that is to be included in the Company's annual report on Form 10-K and proxy statement, for reviewing and monitoring succession plans for the chief executive officer and the Company's other executive officers, and for reviewing appropriate insurance coverage for directors and officers.

        The compensation committee may delegate its authority to one or more subcommittees of the compensation committee, but does not have the authority to delegate any of its authority regarding the consideration and recommendation of executive officer and director compensation unless the subcommittee has solely two or more outside directors. There is currently no subcommittee of the compensation committee.

        The compensation committee operates under a formal written charter that governs its duties and standards of performance. A current copy of the compensation committee's charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Nominations Committee

        The nominations committee members are Hiram Woo (Chair) and Walter Timoshenko, each of whom is independent under applicable NASDAQ rules. Hiram Woo replaced Alan Isaacman as Chair following Mr. Isaacman's voluntary resignation from the nominations committee. The nominations committee (i) considers, and recommends to the board of directors, individuals for election as directors, (ii) recommends to the board of directors individuals for appointment on committees of the board of directors, (iii) makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee, and (iv) performs such other duties or responsibilities expressly delegated to the nominations committee by the board of directors relating to the nomination of board of directors or committee members.

        The nominations committee uses a variety of methods for identifying and evaluating nominees for director. Our nominations committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominations committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates. Additional information concerning the Nominations Committee's processes and procedures, and positions regarding diversity on the board of directors, follows under the caption "Consideration of Director Nominees."

        The nominations committee operates under a formal written charter that governs its duties and standards of performance. A copy of the charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Special Committee

        The board of directors currently has a special committee of independent directors that was appointed by the board of directors for the purpose of overseeing, with the assistance of its legal and financial advisors, a review of strategic alternatives to maximize shareholder value, including the evaluation of various unsolicited non-binding acquisition proposals that were received earlier this year. Pursuant to its charter, the Special Committee has also been delegated the responsibility for taking all necessary action, as the Special Committee shall determine in its sole discretion, to defend the Company with respect to a proxy contest or activist campaign initiated or threatened by any person or entity such as the now-settled proxy contest which had been threatened against the Company earlier in the year. The members of the special committee are Alan Isaacman, Melissa Hubbard, Hiram Woo and Walter Timoshenko. The board of directors has determined that each of the members of the special committee is independent.

Executive Committee

        The board of directors currently has an executive committee that was appointed by the board of directors for the purpose of directing and transacting all business and affairs of the Company that come before the board of directors during intervals between meetings. The executive committee operates with the full authority of the board of directors during such periods, except as to matters specifically reserved for another executive committee of the board of directors and except as limited by the Company's articles of incorporation or bylaws, the rules of the Nasdaq Stock Market, and/or applicable law. The members of the executive committee are Alan Isaacman, Melissa Hubbard, Hiram Woo and Walter Timoshenko. The board of directors has determined that each of the members of the executive committee is independent.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Recommendations and Nominees, and Evaluation of Incumbent Directors

        Shareholders wishing to recommend candidates for election to the board of directors by the nominations committee at an annual meeting must do so by completing a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Company's secretary upon written request) and a written representation and agreement (in the form provided by the Company's secretary upon written request) that such proposed nominee satisfies the criteria set forth below to: New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, Colorado 80301, Attention: Corporate Secretary. Any such notice must, for any given annual meeting, be delivered to the Company's secretary not more than 150 days prior and not less than 120 days prior to the date of the preceding year's annual meeting. Such nominating shareholder shall establish in the questionnaire that the director nominee (i) is capable of demonstrating to the reasonable satisfaction of the board of directors or a committee thereof, in its sole discretion, an understanding of basic financial statements, (ii) is over 21 years of age, (iii) has relevant business experience (taking into account the business experience of the other directors) and high moral character, in each case as determined by the board of directors or a committee thereof, in its sole discretion, (iv) satisfies such other criteria for service on the board of directors as may be publicly disclosed from time to time by the Company, (v) has provided any other information concerning the persons recommended that must be disclosed in proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended, and (vi) has included a consent signed by each person recommended stating that he or she consents to serve as a director of the Company if elected. The nominations committee retains the right to modify these minimum qualifications from time to time.

        In considering any person recommended by one of the Company's shareholders, the nominations committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors. Any shareholder nominee recommended by the nominations committee and proposed by the board of directors for election at an annual meeting of shareholders will be included in the Company's proxy statement for that annual meeting.

        In evaluating an incumbent director whose term of office is set to expire, the nominations committee reviews such director's overall service to the Company during such director's term, including the number of meetings attended, level of participation, quality of performance, and any transactions with the Company engaged in by such director during his or her term. In instances where it may be necessary to select a new director nominee, the nominations committee would use its network of contacts to compile a list of potential candidates, engage the assistance of a professional search firm to assist it in the identification of qualified candidates if appropriate under the circumstances, and consider nominees recommended by our shareholders or management. The nominations committee does not distinguish between nominees recommended by our shareholders and those recommended by other parties. The nominations committee would thereafter determine whether a nominee would qualify as an Eligible Director, as described above, and would satisfy the applicable criteria for an audit committee financial expert. The nominations committee would then meet to consider the candidates and their respective qualifications, ultimately choosing an appropriate candidate by majority vote.

Director Qualifications and Diversity

        Our nominations committee evaluates and recommends candidates for membership on the board of directors consistent with criteria established by the committee and the board of directors. The nominations committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess, other than as described above under the caption "Shareholder Recommendations and Nominees, and Evaluation of Incumbent Directors." When considering a potential non-incumbent candidate, however, the nominations committee will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience and personal background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. Our nominations committee also applies principles of diversity in its consideration of candidates for board of directors positions. In addition to considering characteristics such as race, gender and national origin, the committee also considers a variety of other characteristics, such as business and professional experience, education and skill, all leading to differences of viewpoint and other individual qualities that contribute to board of director heterogeneity. This has resulted in a diverse group of talented and capable members on our board of directors, as described in more detail below. The nominations committee retains the right to modify these minimum qualifications from time to time.

        The board of directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic companies. In these positions, they have also gained core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Our directors also have an understanding of corporate governance practices and trends, which provides insight to different business processes, challenges, and strategies. Further, the Company's directors also have other industry and professional experience that makes them valuable members, such as experience in marketing, media, law and accounting, which provides diverse insight into strategic and operational issues faced from time to time by the Company.

        The nominations committee and the board of directors believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board of directors members described below, provide the Company with a diverse range of perspectives and judgment necessary to guide the Company's strategies and monitor their execution. Informing the nominations committee's decisions in recommending the nominees for re-election to the board of directors were the following pertinent items relative to each director's background.

        Melissa Hubbard is a practicing attorney who has a background in mergers and acquisitions and securities laws, which provides the Company and its management with legal insight into the Securities and Exchange Commission rules and regulations, as well as on-going business transaction-related matters. Her experience in a law firm environment, as well as her network of industry professionals, also enables her to assist the Company's management with its outside legal fees, while at the same time ensuring that the Company is retaining top quality external legal counsel for its transactional and other matters requiring legal resources. As a woman on the Company's board of directors, Ms. Hubbard also brings a diverse perspective to discussions about the Company's business and business strategies.

        Alan Isaacman is a practicing commercial litigation attorney specializing in, among other areas, First Amendment rights, and provides valuable perspective as to how these rights relate to the Company's industry. This legal expertise provides the board of directors with additional insight about the legal issues facing the Company and its industry from time to time, enabling the board of directors to navigate more nimbly than might otherwise be the case with regard to issues affecting the Company's business and prospects.

        Hiram Woo brings to bear his experience as a certified public accountant and prior experience as a manager or officer in other public corporations to inform his decisions in the performance of his duties on the board of directors of the Company. His accounting and other experience enables him to provide additional guidance and insight to potential business transactions, budgeting analyses, financial projections, and the preparation and review of the Company's financial statements and relationships with outside and, when applicable, governmental auditors.

        Walter Timoshenko has many years of marketing experience through both electronic and traditional media, including in the areas of advertising, public and press relations, and internal and external communications. Together with his experience in organizational behavior, particularly with respect to motivating employees, negotiating compensation, managing departments, training personnel, and attracting, retaining and developing top performers, Mr. Timoshenko provides additional leadership and insight to the Company with respect to its compensation decisions, both performance-based and discretionary. His background and firsthand knowledge of professional services firms, especially regarding engagement pricing and related practices, also provides management with an additional resource for negotiations and relations with its own professional services firms. His understanding of the service side of accounting and law provides additional insight into project bids and completion timeframes, engagement management, billable hours, blended rates, and final reports and deliverables.

BOARD AND COMMITTEE MEETINGS

        During the Company's fiscal year ended March 31, 2012, the board of directors held eight meetings, the compensation committee held three meetings, the audit committee held four meetings, the nominations committee held three meetings and the special committee held five meetings. In addition, the independent members of the board of the directors held eight meetings in executive session. None of the Company's incumbent directors attended less than 75% of the board meetings or meetings of the board committees on which he or she served during the last completed fiscal year.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        The Company's directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended the 2011 annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders may direct any communications intended for the board of directors to the Company's Chief Legal Officer, Marc Callipari, Esq., at mcallipari@noof.com, by facsimile to (303) 444-0848, or by mail to New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, Colorado 80301.

        This centralized process assists the board of directors in reviewing and responding to shareholder communications in an appropriate manner. If a shareholder wishes to direct any communication to a specific board member, the name of that board member should be noted in the communication. The board of directors has instructed the Company's Chief Legal Officer to forward shareholder correspondence only to the intended recipients, and has also instructed the Chief Legal Officer to review all shareholder correspondence and, in his discretion, refrain from forwarding any items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the board of directors' consideration. Any such items may be forwarded elsewhere in the Company for review and possible response. This process has been approved by a majority of our independent directors.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

Name	Fees Earned or Paid in Cash ($)(1)(2)	Total ($)
Alan Isaacman	$110,000	$110,000
Melissa Hubbard	$100,000	$100,000
Walter Timoshenko	$107,500	$107,500
David Nicholas	$87,500	$87,500
Hiram Woo	$105,000	$105,000

(1)
Each director who is not a Company employee receives for performance to the Company of general board of director services, including attendance at regular and special board meetings, an annual fee of $80,000, payable in equal quarterly installments. Each such director receives an additional annual fee of $7,500 for each currently constituted board committee on which the director serves, and the chairman of each such committee receives an additional annual fee of $2,500 for such service. If at any time the board deems it appropriate to form a new board committee, the independent members of the board shall, in their sole discretion, determine appropriate compensation for directors performing such additional services. Each director is also reimbursed for reasonable expenses incurred in connection with the services provided as a member of the board and its committees. Each director may also receive discretionary share-based compensation awards as recommended from time to time by the board's compensation committee and approved by a majority of the then independent members of the board of directors.

(2)
A special committee was formed in February 2012 to direct a strategic review process in order to explore strategic alternatives for the Company. Each board member serving on the special committee receives a monthly fee of $5,000, and the chairman of such committee receives an additional monthly fee of $5,000 for such service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission require our directors and executive officers and beneficial owners of more than 10% of our shares of Common Stock to file reports, within specified time periods, indicating their holdings of and transactions in our Common Stock and derivative securities. Based solely on a review of such reports provided to us and written representations from such persons regarding the necessity to file such reports, it was determined that (i) one Form 5 reporting a de minimis acquisition on December 8, 2011, of 100 shares of our Common Stock by a director, Mr. Alan Isaacman, was inadvertently filed late and (ii) one Form 3 and approximately eight Forms 4 reporting the acquisitions between September 6, 2011 and October 28, 2011 by Longkloof Ltd. and its affiliates of an aggregate of 254,100 shares of our Common Stock were filed late. Other than as disclosed above, we are not aware of any other Section 16 reporting deficiencies of any other reporting persons during the applicable compliance period.

CORPORATE GOVERNANCE

        The Company operates according to a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with those responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and will continue to make adjustments from time to time to ensure compliance in this area. Information regarding our corporate governance that is not provided below is described elsewhere in this proxy statement.

Corporate Governance Guidelines

        The Company has adopted Corporate Governance Guidelines that are intended to promote the functioning of the board of directors and its committees and to set forth, among other things, the duties, responsibilities and qualifications of the members of the board of directors. A copy of the Corporate Governance Guidelines is available on our website at www.noof.com, in the Investor Relations portion of the site.

Code of Ethics

        All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management. Each of these codes is available for review under the Corporate Governance link in the Investor Relations portion of the Company's website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules promulgated under the Securities Exchange Act of 1934, as amended. Violations of either code of ethics may be reported anonymously to the Company's audit committee through a link in the Investor Relations section of our website at www.noof.com.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE AND RISK OVERSIGHT

        Since becoming a public company, all of our Chief Executive Officers have simultaneously served as Chairman of our board of directors. In consideration of the board of directors' recent decision to reduce the size of the board of directors to four directors, each of whom shall be independent in accordance with Securities and Exchange Commission and NASDAQ rules, and in consideration of the termination of the employment of Michael Weiner as chief executive officer as of September 15, 2012, the board of directors has determined that it is the best interests of the Company to bifurcate the roles of Chairman and Chief Executive Officer.

        Our Company's Amended and Restated Bylaws do not require that the roles of Chairman and Chief Executive Officer be combined, and we believe that our Company and its shareholders will be well-served by this new leadership model. We believe that bifurcating the roles of Chairman and Chief Executive Officer will enhance the accountability of the Chief Executive Officer to the board of directors and will strengthen the board of directors' independence from management. Currently Alan Isaacman, who is an independent director, serves as our Chairman.

        Our independent audit committee is responsible for oversight of the risk assessment and risk management functions of the Company, including discussing with management the Company's major risk exposures and the steps management has taken to monitor and control such exposures. While the audit committee has primary responsibility for oversight of risk management and assessment, the entire board of directors is involved in this process. Additionally, each board of directors committee evaluates the specific risks within its area of responsibility.

        One of the responsibilities of our board of directors and its independent nominations committee is to evaluate the effectiveness of the board of directors and make recommendations regarding its organization and operation. While we recognize that different board leadership structures may be appropriate for different companies, we believe our current leadership structure, as described above, provides the most effective form of leadership for our Company at this time. We believe that our directors provide effective oversight of risk management through the board of directors' regular dialogue with Company management and assessment of specific risks within each committee's areas of responsibility.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Michael Weiner	2012	600,000	—	17,826	37,452	(2)	655,278
Former Chief Executive Officer	2011	600,000	300,000	—	41,877	(2)	941,887
Grant Williams	2012	285,000	—	31,196	25,466	(3)	341,662
Chief Financial Officer	2011	285,000	30,000	—	22,534	(3)	337,534
Scott Piper	2012	300,000	—	44,565	23,094	(4)	367,659
Chief Technology and Information	2011	300,000	35,000	—	23,829	(4)	358,829
Officer
Ken Boenish	2012	176,923	—	178,260	248,977	(6)	604,160
Former President(5)	2011	500,000	350,000	—	33,556	(7)	883,556

(1)
Reflects the aggregate grant date fair value of grants of stock options to each of the listed officers in the years shown. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2012 that are included in this Annual Report on Form 10-K.

(2)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term care and long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan. Amounts also include airport terminal airline club membership fees in fiscal year 2011.

(3)
Amount includes car allowance, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan. Amounts also include tuition reimbursement in fiscal year 2012.

(4)
Amount includes car allowance, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan.

(5)
Mr. Boenish's resigned his position with the Company on August 2, 2011. As a result of the aggregate amount of compensation paid to Mr. Boenish during the fiscal year ended March 31, 2012 pursuant to his employment agreement, he is required by applicable rules of the Securities and Exchange Commission to be included in this table and therefore deemed a named executive officer for the purposes of reporting executive compensation for the fiscal year ended March 31, 2012.

(6)
On August 2, 2011, Mr. Ken Boenish resigned his position as the Company President and his employment agreement was terminated. In connection with the resignation, the Company entered into a transition services and consulting agreement through August 4, 2012, and agreed to pay Mr. Boenish $30,000 per month, for a total of approximately $236,000 for fiscal year 2012, through the term of the agreement. The amount also includes car allowance, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, and Company contributions to 401(k) plan.

(7)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term disability insurance, cable/direct broadcast and home broadband services, Company contributions to 401(k) plan, and airport terminal airline club membership fees.

Employment Contracts of Named Executive Officers

        The Company has entered into employment agreements with each of our named executive officers and had employment agreements with each of Messrs. Weiner and Boenish prior to their separation from the Company. Mr. Weiner's employment with the Company was terminated as of September 15, 2012. Mr. Boenish resigned his position with the Company on August 2, 2011, and the Company entered into a transition services and consulting agreement with him. The agreements with the other named executive officers expire on March 31, 2014. The agreements provide for base salaries and discretionary bonuses. For the fiscal year ending March 31, 2013, base salaries for Messrs. Williams and Piper will remain at their prior fiscal year levels as follows: $285,000 and $300,000, respectively. The base salaries are subject to increases during the employment terms at the discretion of our compensation committee, subject to approval by the Eligible Directors. The compensation committee recommends, subject to approval by the Eligible Directors, whether to award discretionary bonuses. Except with respect to Mr. Williams, the employment agreements of our executive officers contain covenants not to compete and not to solicit employees of the Company for a period of one year following the date upon which the executive officer ceases to be paid any compensation by the Company.

        The Company entered into an Executive Tuition Reimbursement Agreement with Mr. Williams, pursuant to which the Company agreed to reimburse tuition expenses incurred by Mr. Williams in connection with additional professional education he is pursuing for the benefit of the Company, to the extent such tuition expenses are not reimbursed by the Company's existing reimbursement program. Under the agreement, the tuition expenses will be reimbursed in three equal annual installments with the first installment due on the first year anniversary date of Mr. Williams' graduation from the two year executive MBA program and subject in all instances to Mr. Williams' continued employment with the Company through the applicable reimbursement period. Assuming the entire amount of the tuition is reimbursed, the Company is expected to reimburse approximately $61,000 of aggregate tuition expenses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Michael Weiner	168,750	(1)	56,250	(1)	4.67	04/02/2018
Former Chief Executive Officer(9)	150,000	(2)	—		2.15	12/15/2019
	—		20,000	(3)	2.04	04/01/2021
Grant Williams	10,000	(4)	—		8.71	10/16/2016
Chief Financial Officer	20,000	(5)	—		5.25	12/17/2017
	20,000	(2)	—		2.15	12/15/2019
	—		35,000	(6)	2.04	04/01/2021
Scott Piper	15,000	(8)	—		9.42	02/05/2017
Chief Technology and Information Officer	18,750	(1)	6,250	(1)	4.67	04/02/2018
	20,000	(2)	—		2.15	12/15/2019
	—		50,000	(6)	2.04	04/01/2021
Ken Boenish	—		—		—	—
Former President(7)

(1)
Granted on April 2, 2008 and exercisable in 25% annual increments beginning on April 2, 2009.

(2)
Granted on December 15, 2009.

(3)
Granted on April 1, 2011 and exercisable in 25% annual increments beginning on April 1, 2012.

(4)
Granted on October 16, 2006.

(5)
Granted on December 17, 2007.

(6)
Granted on April 1, 2011 and exercisable in 33% annual increments on April 1, 2012 and April 1, 2013 and a 34% increment on April 1, 2014.

(7)
Mr. Boenish resigned his position with the Company on August 2, 2011.

(8)
Granted on February 5, 2007.

(9)
Mr. Weiner's employment with the Company was terminated as of September 15, 2012. As a result of the circumstances of such termination, the Company believes that the stock options awarded to him as set forth in the table above also terminated as of September 15, 2012.

POTENTIAL PAYMENTS UPON TERMINATION

        The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of March 31, 2012.

Name	Benefit	Termination by the Company without Cause or by the executive for Good Reason ($)(1)(3)		Termination After Change in Control ($)(2)(3)
Michael Weiner	Severance pay		(4)		(4)
Former Chief Executive Officer(4)	Bonus payment	—			(4)
	Health and welfare		(4)		(4)
	Vesting of outstanding options	—	(5)	—	(5)
Grant Williams	Severance pay	570,000		570,000
Chief Financial Officer	Bonus payment	—		15,000
	Health and welfare	31,206		31,206
	Vesting of outstanding options	—	(5)	—	(5)
	Tuition Reimbursement	59,000		59,000
Scott Piper	Severance pay	600,000		600,000
Chief Technology and Information	Bonus payment	—		17,500
Officer	Health and welfare	—		—
	Vesting of outstanding options	—	(5)	—	(5)
Ken Boenish(6)	Severance pay	—		—
Former President	Bonus payment	—		—
	Health and welfare	—		—
	Vesting of outstanding options	—		—

(1)
The amounts represent severance benefits under the employment agreements of our named executive officers in the event an executive's employment is terminated (a) by the employer without cause (subject to the applicable officer's execution of a written release in favor of employer), (b) by the executive for a material breach by the employer of executive's employment agreement, or (c) by the executive for good reason (material diminution in position or responsibility). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary) and immediate vesting of all outstanding options, the executive officer would be entitled to continue to receive the executive officer's base salary for the duration of the employment period (or, if longer, 24 months in the case of the former chief executive officer and 18 months in the case of the other executive officers). Additionally, the executive officers would continue to be entitled to receive substantially equivalent benefits for the duration of the employment period. In addition, if any such termination occurs during our fourth fiscal quarter, any bonus for eligible executives based on pre-established objective criteria would be prorated based upon the number of months worked in the fiscal year if the executive officer achieved, or is on track to achieve, the applicable criteria.

(2)
The amounts represent payments if termination occurs by the executive officers after a change in control for any of the following reasons: (i) assignment of duties not reasonably consistent with the named executive officer's position, duties, responsibilities, titles or offices prior to the change in control; (ii) relocation of the Company's executive offices outside of the Boulder, Colorado area; (iii) material change in the then effective title of the named executive officer; or (iv) any reduction in the executive's then current base salary. Except as described below, our named executive officers are entitled under their employment agreements to receive the benefits described in note (1) above following a voluntary termination of employment by them for the reasons described above after a change in control. In the event of any such voluntary termination, eligible named executive officers would also be entitled to a lump-sum payment (rather than salary continuation) equal in amount to the executive officer's base salary for the remaining term of the employment agreement or 18 months (24 months in the case of the former chief executive officer), whichever is greater, and an amount equal to one year's bonus as measured by the average annual bonus awarded to the executive officer during the two preceding full bonus years.

(3)
Notwithstanding the above described severance and change in control arrangements, in the event that any of the named executive officers is at the time of their employment termination a "specified employee" within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period we will make all payments provided for under the agreements to the extent that they do not exceed two times the lesser of the named executive officer's prior year annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as provided herein shall be paid in a lump-sum amount at the expiration of such six-month period.

(4)
Under his employment agreement as in effect prior to September 15, 2012, Mr. Weiner may have been entitled upon termination by the Company without cause or by the executive for good reason or upon his termination after a change in control of the Company to severance pay in the amount of $1,800,000 and a health and welfare payment of $15,940 and, upon his termination after a change in control of the Company, an additional bonus payment of $150,000. Mr. Weiner's employment with the Company was terminated as of September 15, 2012. As a result of the circumstances of such termination, the Company believes that Mr. Weiner is not entitled to receive any such payment.

(5)
The estimated benefit from the vesting of outstanding options was calculated by multiplying the number of unvested options held by the applicable named executive officer by the difference between the closing price of our Common Stock on March 30, 2012, which was $1.55, and the exercise price of the option.

(6)
Mr. Boenish resigned his position with the Company on August 2, 2011.

LIMITS ON LIABILITY AND INDEMNIFICATION

        The Company's amended and restated articles of incorporation, as amended, eliminate, in the absence of fraud, the liability of our executive officers and directors to the Company and its shareholders for any profit realized by them from or through any contract, lease or other dealing with the Company. The Company's amended and restated bylaws provide that, to the fullest extent permitted by the Colorado Business Corporation Act, as amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, unless the breach or failure involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act, as amended, or the articles of incorporation of the Company (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the Company concerning any acts or omissions concerning any proceeding other than in the right of the Company or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the Company or of a shareholder. Our amended and restated articles of incorporation, as amended, and amended and amended and restated bylaws further provide for indemnification by the Company of its officers and directors to the fullest extent permitted by Colorado law.

        The Company has entered indemnity agreements with each member of the Company's board of directors and executive officers including, Ms. Melissa Hubbard and Messrs. Weiner (whose employment with the Company was terminated as of September 15, 2012), Isaacman, Nicholas, Woo,

Timoshenko, Williams, Piper and Callipari. Pursuant to the indemnity agreement, the Company shall, to the fullest extent permitted by the laws of the State of Colorado and as set forth in the indemnity agreement, indemnify each of them in connection with actions, suits, inquiries, interviews, investigations, arbitrations or other proceedings arising out of such person's service as an officer, director and or agent of the Company, subject to the terms, conditions and limitations contained in the indemnity agreement.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth, as of March 31, 2012, the number of shares of our Common Stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under our 2010 Equity Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,096,952	$4.08	495,000
Equity compensation plans not approved by security holders	—	$—	—

Total	2,096,952	$4.08	495,000

Security Ownership of Certain Owners and Management and Related Stockholder Matters.

        The following table sets forth information known as of September 16, 2012 regarding beneficial ownership of our Common Stock by our directors and executive officers listed in the summary compensation table under the heading "Executive Compensation", who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of the outstanding shares of the Company's Common Stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed a beneficial owner of a security if that person, directly or indirectly, has or shares voting or investment power over the security. In addition, a person is deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security, as described above, within 60 days, including through the exercise of stock options or warrants or through conversion of a security. Shares of Common Stock issuable within 60 days of September 16, 2012 upon exercise or conversion of outstanding stock options, warrants, or convertible instruments are deemed outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person, but are not deemed outstanding for purposes of computing the percentage of the class owned by any other person. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws. We have calculated the percentages based on 16,190,408 shares of Common Stock outstanding as of the close of business on September 16, 2012.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
Michael Weiner	257,162	(1)	1.6%
Grant Williams	62,550	(2)	*
Scott Piper	76,500	(3)	*
Alan Isaacman	366,235	(4)	2.3%
Melissa Hubbard	142,500	(5)	*
David Nicholas	108,860	(6)	*
Walter Timoshenko	32,000	(7)	*
Hiram Woo	67,790	(8)	*
Ken Boenish	—		—
All current executive officers and directors as a group (9 Persons)	1,180,147	(9)	7.1%
Longkloof Limited Sir Walter Raleigh House 48-50 Esplanade St. Helier, Jersey JEI 4HH	2,578,831	(10)	15.9%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,949,400	(11)	12.0%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	1,045,700	(12)	6.5%

*
Represents less than 1%.

(1)
Excludes 380,000 shares of Common Stock subject to stock options that, as a result of the circumstances of the termination of Mr. Weiner's employment with the Company as of September 15, 2012, the Company believes terminated as of such date.

(2)
Includes the right to acquire within 60 days 61,550 shares of Common Stock upon the exercise of currently outstanding stock options.

(3)
Represents shares of Common Stock that may be acquired within 60 days upon exercise of currently outstanding stock options.

(4)
Includes the right to acquire within 60 days 85,000 shares of Common Stock upon the exercise of currently outstanding stock options.

(5)
Includes the right to acquire within 60 days 95,000 shares of Common Stock upon the exercise of currently outstanding stock options.

(6)
Includes the right to acquire within 60 days 90,000 shares of Common Stock upon the exercise of currently outstanding stock options.

(7)
Includes the right to acquire within 60 days 10,000 shares of Common Stock upon the exercise of currently outstanding stock options.

(8)
Includes the right to acquire within 60 days 60,000 shares of Common Stock upon the exercise of currently outstanding stock options.

(9)
Includes the right to acquire within 60 days 544,600 shares of Common Stock upon the exercise of currently outstanding stock options.

(10)
Based solely on a Schedule 13D/A filed by Longkloof Limited on April 27, 2012. Includes 2,175,100 shares of Common Stock held by Longkloof Limited and 403,731 shares of Common Stock held by Mile End Limited. An individual who is affiliated with Mile End Limited also serves as an executive board member of the holding company of Longkloof Limited and, consequently, Longkloof may be deemed to have voting control and investment discretion over securities owned by Mile End Limited. Each of Longkloof Limited and Mile End Limited has sole voting and dispositive power with respect to the shares of the Company's Common Stock it holds.

(11)
Based solely on a Schedule 13G/A filed by FMR LLC on February 16, 2010, each of FMR LLC and Edward C. Johnson 3d has sole dispositive power and no voting power over these shares. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is also the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 1,949,400 shares of the Common Stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(12)
Based solely on a Schedule 13G/A filed by Renaissance Technologies LLC on February 13, 2012. Each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole voting and dispositive power over these shares.

RELATED PERSON TRANSACTION POLICY

        The audit committee of our board of directors has adopted by resolution policies and procedures for the review, approval or ratification of all transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission. The policy covers any related person transaction that meets or is expected to meet the minimum dollar threshold for disclosure in the proxy statement under such applicable rules (generally, transactions involving amounts exceeding the lesser of (i) $120,000 or (ii) one percent of the average of the Company's total assets as the end of its last two completed fiscal years, in which a related person has a direct or indirect material interest). Under the policy:

  •
  Any proposed related person transaction must be reported to one of the Company's authorized officers: the chief executive officer, the chief financial officer or the chief legal officer, and reviewed and approved by the audit committee, after full disclosure of the related person's interest in the transaction, whenever practicable prior to effectiveness or consummation of the transaction.

  •
  If any of the authorized officers determines that advance approval of a transaction is not practicable under the circumstances, the audit committee shall review the transaction, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next audit committee meeting or at its next meeting following the date that such transaction comes to the attention of an authorized officer.

  •
  An authorized officer may present any transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the audit committee at the next audit committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee and ratified by the Eligible Directors, pursuant to the compensation committee charter.

  •
  When reviewing a related person transaction, the audit committee will consider all relevant information available to it, and the audit committee may approve or ratify such transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

RELATED PERSON TRANSACTIONS

        There were no transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission during the fiscal year ended March 31, 2012, that were required to be disclosed herein pursuant to applicable rules of the Securities and Exchange Commission.

DIRECTOR INDEPENDENCE

        No director or executive officer of the Company is related to any other director or executive officer, and none of the Company's officers or directors holds any directorships in any other public company. The Company's board of directors has made the affirmative determination that a majority of the Company's board members are independent directors in compliance with the applicable listing rules of NASDAQ. The independent directors as determined by the board of directors are Ms. Hubbard and Messrs. Isaacman, Nicholas, Woo, and Timoshenko.

        In reaching its determination that Mr. Isaacman is an independent director under applicable NASDAQ rules, the board of directors considered fees paid of approximately $39,000 to Isaacman, Kaufman & Painter, P.C. for legal services rendered by it to the Company during the fiscal year ended March 31, 2012, as well as fees paid of approximately $117,000 to the firm by Mr. Weiner's spouse for legal services rendered by it to Mr. Weiner's spouse that are wholly unrelated to the Company or its business. Mr. Isaacman is a senior member of Isaacman, Kaufman & Painter, P.C. and may be deemed to benefit directly or indirectly from the payment of such fees to the law firm to the extent of his membership interest in the law firm. Based on the foregoing, the board of directors has concluded that the fees paid to Isaacman, Kaufman & Painter, P.C. by the Company and Mr. Weiner's spouse do not impact Mr. Isaacman's status as an independent director under NASDAQ rules.

        To the knowledge of the board of directors, there are no other transactions between the Company and any of its executive officers or directors, or among any of them, whether direct or indirect, that were considered by the board of directors in connection with its determination of director independence under applicable Securities and Exchange Commission and NASDAQ rules.

 PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

        Grant Thornton LLP has been the principal accounting firm for the Company since November 2001. The board of directors recommends that you vote your shares FOR ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the 2013 fiscal year.

        Ratification of the selection of Grant Thornton LLP by our shareholders is not required by law. As a matter of policy, however, such selection is being submitted to the shareholders for ratification at the annual meeting (and it is the present intention of our audit committee and board of directors to continue this policy). If the shareholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        The Company anticipates that representatives of Grant Thornton LLP will attend the annual meeting for the purpose of responding to appropriate questions. At the annual meeting, the representatives of Grant Thornton LLP will be afforded an opportunity to make a statement if they so desire.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Company's audit committee reviews the Company's financial reporting process on behalf of our board of directors. The board of directors has adopted a written charter for the audit committee, and it and its audit committee has re-evaluated it in connection with the filing of the Company's annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the annual report on Form 10-K with the Company's management and independent registered public accounting firm, Grant Thornton LLP. The Company's management is responsible for the financial statements and the reporting process, including our system of internal control over financial reporting. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. Grant Thornton LLP is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. The audit committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining its independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2012, for filing with the Securities and Exchange Commission.

    Melissa Hubbard
    David Nicholas
    Hiram J. Woo (Chair)

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q were approximately $543,000 in fiscal year 2012 and $376,000 in fiscal year 2011. For the fiscal years 2012 and 2011, such fees included the audit of the Company's annual financial statements and review of the financial statements included in the Company's quarterly reports on Form 10-Q filed during such fiscal years.

Audit-Related Fees

        The aggregate fees billed for assurance and related services rendered by Grant Thornton LLP that are reasonably related to the performance of the audit or review of the Company's financial statements not reported above were approximately $16,000 in fiscal year 2012 and approximately $19,000 in fiscal year 2011. These fees were principally related to the audit of the Company's 401(k) plan.

Tax Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning were approximately $117,000 in fiscal year 2012 and approximately $114,000 in fiscal year 2011.

All Other Fees

        There were no other fees billed for products offered or professional services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2012 and 2011.

Audit Committee Pre-Approval Policy

        The audit committee reviews and pre-approves all audit and permitted non-audit services provided by our independent registered public accounting firm on a case-by-case basis. Our chief financial officer is responsible for presenting the audit committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The chair of the audit committee has the authority to pre-approve any additional audit or permitted non-audit services provided to the Company. Any such additional audit or permitted non-audit services pre-approved by the chair are presented to, and ratified by, the entire audit committee at the next regularly scheduled meeting of the audit committee.

AVAILABILITY OF REPORT ON FORM 10-K

        Our audited consolidated financial statements are reproduced in the Annual Report enclosed with this proxy statement and are also included in our annual report on Form 10-K, as amended, for the fiscal year ended March 31, 2011 filed with the Securities and Exchange Commission. Upon your written request, we will provide to you a complimentary copy of our 2012 annual report on Form 10-K, as amended, (without exhibits) as filed with the Securities and Exchange Commission. Your request should be mailed to New Frontier Media, Inc., Attention: Chief Legal Officer, 6000 Spine Road, Suite 100, Boulder, Colorado 80301. A complimentary copy may also be obtained at the internet website maintained by the Securities and Exchange Commission at www.sec.gov, or by visiting our internet website at www.noof.com and clicking on "Investor Relations," then on "SEC Filings."

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies and intermediaries. The Company does not engage in householding. A number of brokers and other intermediaries with account holders who are our shareholders, however, may be householding our shareholder materials, including this proxy statement and the accompanying annual report. In that event, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the intermediaries from the effected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to the broker or other intermediary and to us at: New Frontier Media, Inc., Attention: Corporate Secretary, 6000 Spine Road, Suite 100, Boulder, Colorado 80301, or by calling us at (303) 444-0900. Shareholders who hold their shares through brokers or other intermediaries and who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

By order of the board of directors,
Alan Isaacman

Dated: September 20, 2012

 ANNUAL REPORT TO SHAREHOLDERS

        This Annual Report was reproduced primarily from Part II of our annual report on Form 10-K, as amended, that was filed with the Securities and Exchange Commission on July 19, 2012, and as amended on July 30, 2012. You can obtain a free copy of the complete text of our Form 10-K, as amended, by following the directions in our proxy statement under the caption "Availability of Report on Form 10-K."

        We are a provider of transactional television and the distribution of independent and general motion picture entertainment. Our key customers include large cable and satellite operators, premium movie channel providers, movie aggregators and distributors, and major Hollywood studios. We have also expanded our services into international markets in North America, Europe, Latin America and Asia. Our Company is organized into four reportable operating segments. Our Transactional TV segment represents our largest operating segment based on revenue and assets and has historically been our most profitable segment. Our Transactional TV segment distributes branded adult entertainment pay per view, or PPV, networks and video-on-demand, or VOD, content through electronic distribution platforms including cable television and direct broadcast satellite (DBS) operators.

        Our Film Production segment produces and distributes mainstream and erotic films, including erotic thrillers and horror movies. These films are distributed on U.S. and international premium channels, PPV channels and VOD systems across a range of cable and satellite distribution platforms. The Film Production segment also acts as a sales agent for a full range of independently produced motion pictures and distributes the content to markets around the world. Additionally, this segment periodically provides producer-for-hire services to major Hollywood studios.

        Our Direct-to-Consumer segment aggregates and resells adult content via the internet. The Direct-to-Consumer segment sells content to subscribers through its consumer websites primarily through subscriptions to our adult consumer websites.

        Our Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., which are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments.

        Biographical information concerning our executive officers and our non-continuing directors, is provided below. Biographical information regarding our incumbent and re-nominated directors is incorporated by reference to their biographies included under the caption "Proposal One—Election of Directors—Information About the Nominees" in our definitive proxy statement to which this annual report is attached. All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of our website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the Exchange Act, and the applicable rules of The Nasdaq Stock Market, LLC.

Name	Age	Position
Marc Callipari	44	Chief Legal Officer
Scott Piper	49	Chief Technology and Information Officer
Grant Williams	36	Chief Financial Officer
Michael Weiner	71	Director
David Nicholas	58	Director

        Marc Callipari.    Mr. Callipari joined New Frontier Media in August 2006 as the Vice President of Legal Affairs and shortly thereafter was promoted to Chief Legal Officer. He is responsible for New Frontier Media's legal and human resources functions. Mr. Callipari started his legal career over 17 years ago in Washington, D.C. where he practiced commercial litigation from 1994 to 1999 with a large, international law firm and a boutique litigation firm. More recently, he served as captive outside and then in-house counsel to Level 3 Communications, an unaffiliated international communications company, from 1999 to 2006, where he was responsible for a wide range of world-wide litigation and transactional matters, including the negotiation of several multi-million dollar telecommunication infrastructure asset purchases and sales. He graduated from the University of San Diego School of Law in 1994, is a member of the Colorado, Virginia and District of Columbia Bars and has been admitted to practice before numerous federal courts throughout the United States.

        Scott Piper.    Mr. Piper joined New Frontier Media in February 2007 as Chief Technology and Information Officer. Mr. Piper has been an information technology professional for approximately 20 years and has held senior leadership roles for the past 12 years. He has extensive experience in infrastructure design and delivery for large scale enterprises, including the implementation of over fifteen customer contact centers, some with as many as 1,500 seats. He was responsible for one of the first successful large voice over internet protocol ("VoIP") contact centers in the U.S. Prior to joining New Frontier Media, Mr. Piper was employed from 1994 to 2006 by EchoStar Satellite L.L.C. ("EchoStar"). While employed in a variety of roles during his tenure at EchoStar, he most recently held the title of Vice President of IPTV. Mr. Piper was also responsible for the launch of DISH Network's web-based entertainment portal prior to his departure. Mr. Piper holds a Bachelor of Science in Marketing and Finance from the University of Colorado and a Masters in Science in Telecommunications from the University of Denver.

        Grant Williams.    Mr. Williams has served as Chief Financial Officer since April 2008. Mr. Williams served as the Corporate Controller of New Frontier Media from October 2006 until April 2008. From February 2004 until October 2006, Mr. Williams was employed by eFunds Corporation and served in various senior manager accounting and finance roles. Prior to February 2004, Mr. Williams was employed by Ernst and Young, LLP as a manager within the assurance and advisory services group. Mr. Williams holds a Bachelor of Accountancy from the University of Oklahoma and is a Certified Public Accountant in Colorado and Arizona.

        Michael Weiner.    Mr. Weiner was appointed President of New Frontier Media, Inc. in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded New Frontier Media, Inc. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of New Frontier Media, Inc. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the television networks. Mr. Weiner's experience in entertainment began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroads Interactive's award winning releases were titles such as Multimedia Dogs, Multimedia Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages. Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a UK-based book publishing concern. Prior to Inroads Interactive, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the Southeast and Northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million. Mr. Weiner's employment with the Company as chief executive officer was terminated as of September 15, 2012.

        David Nicholas.    Since April 2012, Mr. Nicholas has served as an owner of Canary Technology, a provider of network monitoring equipment and as the Vice President of Sales for INovo Broadband, a provider of CPE products. From October 2010 until March 2012, Mr. Nicholas has served as Vice President/General Manager of the CATV Division of Cheetah Technologies, a privately held company specializing in HFC network performance and monitoring. From April 2008 to March 2010, Mr. Nicholas served as Vice President of Sales for the CATV Division of Symmetricom, Inc. (NASDAQ: SYMM), a supplier of timing and synchronization hardware, software and services for the telecommunications, government and enterprise markets. From November 2006 to April 2008, Mr. Nicholas served as Vice President/General Manager of BigBand Networks, a privately held company specializing in developing innovative solutions that allow cable television operators to deliver enhanced video. From March 2005 to November 2006, Mr. Nicholas was the Senior Vice President of Strategic Sales for Xtend Networks, a division of Vyyo, Inc., an Atlanta, Georgia based provider of solutions that expand bandwidth of hybrid fiber coax networks. From February 2004 until March 2005, Mr. Nicholas was Vice President of Sales for N2 Broadband, Inc., a provider of open-platform solutions that allow cable network operators and content providers to offer on-demand services like video-on-demand ("VOD"). From January 2000 until February 2004, Mr. Nicholas was Vice President of Worldwide Sales for Concurrent Computer Corporation ("Concurrent"). In that position, he was responsible for creating and implementing VOD business strategies, overseeing sales and support services, and negotiating contracts with Concurrent's major customers, such as Comcast Corporation, Time Warner, Inc., and Charter Communications, Inc. Prior to joining Concurrent, Mr. Nicholas was Executive Vice President of the Industrial Systems Division of Pioneer Electronics Corporation from 1995 to 1999, where he played a lead role in securing a major contract with Time Warner, Inc. to supply its digital set top boxes

PART II.

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

MARKET INFORMATION

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NOOF".

        The following table sets forth the range of high and low sales prices for our common stock for each quarterly period indicated, as reported on the NASDAQ Global Select Market:

Quarter Ended	High	Low	Quarter Ended	High	Low
June 30, 2011	$1.85	$1.21	June 30, 2010	$2.15	$1.54
September 30, 2011	1.69	1.06	September 30, 2010	1.90	1.35
December 31, 2011	1.40	0.84	December 31, 2010	2.04	1.58
March 31, 2012	1.60	1.00	March 31, 2011	2.18	1.67

        The high and low sales prices per share as reported on the NASDAQ Global Select Market on June 20, 2012, were $1.71 and $1.68, respectively. As of June 20, 2012, there were approximately 164 registered holders of record of New Frontier Media's common stock. A substantially greater number of holders of New Frontier Media common stock are "street name" or beneficial holders, whose shares are held by record by banks, brokers, and other financial institutions.

ISSUER PURCHASES OF EQUITY SECURITIES

        From time to time, we have executed stock repurchase programs and stock purchase agreements based on current market conditions and our capital and financial position. This activity is conducted in a manner intended to comply with the safe harbor provisions of Rule 10b-18 promulgated under the Exchange Act, and to minimize the impact of any purchases upon the market for our securities. Repurchased shares are returned to authorized but unissued shares of common stock in accordance with Colorado law.

        In August 2009, we announced that our board of directors adopted a stock repurchase program. Under the program, we could repurchase with available cash and cash from operations up to 1.0 million shares of our outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permitted. The program was scheduled to expire in March 2012. During the fiscal years ended March 31, 2011 and 2010, we repurchased approximately 0.2 million shares and 0.1 million shares of common stock, respectively, under the stock repurchase plan for total purchase prices of approximately $0.4 million and $0.1 million, respectively. During the three month period ended September 30, 2011, we substantially completed the stock repurchase program by acquiring approximately 0.7 million shares of common stock for a total purchase price of approximately $0.9 million.

        In October 2011, our board of directors authorized an extension of the August 2009 stock repurchase program. The extension allowed for an additional repurchase of up to 0.8 million shares of common stock, in an amount not to exceed in aggregate $1.0 million, exclusive of any fees, commissions or other expenses related to such repurchases. The program was scheduled to expire on March 31, 2014, if not completed sooner. During the three month period ended December 31, 2011, we repurchased approximately 0.2 million shares of common stock under the extended stock repurchase program for a total purchase price of approximately $0.3 million. In December 2011, the board of directors also authorized an individual repurchase of approximately 2.1 million shares of common stock through an open market transaction. The total purchase price of the shares was approximately $2.4 million, and the stock repurchase program that was extended in October 2011 was concluded as a result of the transaction.

STOCK PERFORMANCE GRAPH

        New Frontier Media, Inc. is designated a smaller reporting company and has therefore excluded the stock performance graph as allowed under the instructions to Item 201(e) of Regulation S-K of the Securities Act.

ITEM 6.    SELECTED FINANCIAL DATA.

        Not applicable.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

        Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is intended to provide the readers of our accompanying consolidated financial statements with a narrative discussion about our business. The MD&A is provided as a supplement to the consolidated financial statements and accompanying notes and should be read in conjunction with those financial statements and accompanying notes. Our MD&A is organized as follows:

  •
  Overview.  General description of our business and operating segments as well as trends, challenges, strategies and objectives.

  •
  Critical Accounting Policies and Estimates.  Discussion of accounting policies that require critical judgments and estimates.

  •
  Results of Operations.  Analysis of our consolidated results of operations for the three years presented in our financial statements for each of our operating segments: Transactional TV, Film Production, Direct-to-Consumer, and Corporate Administration.

  •
  Liquidity and Capital Resources.  Analysis of changes in our cash flows, discussion of our financial condition and discussion of our potential sources and uses of liquidity.

  •
  Contractual Obligations and Off-Balance Sheet Arrangements.  Overview of contractual obligations, commitments, off-balance sheet arrangements and contingent liabilities outstanding as of March 31, 2012, including expected payment schedule.

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  Recent Accounting Pronouncements.  Accounting pronouncements that have been recently issued.

        This annual report on Form 10-K includes forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements regarding trend analysis and our expected financial position and operating results, business strategy, financing plans and the outcome of contingencies are forward-looking statements. Forward-looking statements are also identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "could," "will," "would," and similar expressions or the negative of these terms or other comparable terminology. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to: 1) retain our four major customers and related revenue that accounted for approximately 50% of our total revenue during the fiscal year ended March 31, 2012; 2) maintain the license fee structures currently in place with our customers; 3) maintain PPV channel and VOD shelf space with existing customers; 4) compete effectively with our current competitors and potential future competitors that distribute adult content to U.S. and international cable MSOs and DBS providers; 5) successfully compete against other forms of adult and non-adult entertainment such as pay and free adult-oriented internet websites and adult-oriented premium channel content; 6) produce film content that is well received by our Film Production segment's customers; 7) comply with current and future regulatory developments both domestically and internationally; and 8) retain our key executives. The foregoing list of factors is not exhaustive. A more complete list of factors that might cause such differences include, but are not limited to, those discussed in the Risk Factors section of this Form 10-K.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

OVERVIEW

        We are a provider of transactional television services and a distributor of general motion picture entertainment. Our key customers include large cable and satellite operators, premium movie channel providers and major Hollywood studios. Our three principal businesses are reflected in the Transactional TV, Film Production and Direct-to-Consumer operating segments. Our Transactional TV segment distributes adult content to cable and satellite operators who then distribute the content to retail consumers via VOD and PPV technology. We earn revenue by receiving a contractual percentage of the retail price paid by consumers to purchase our content on customers' VOD and PPV platforms. The Transactional TV segment represents our largest operating segment based on revenue and assets and has historically been our most profitable segment; however, the segment has experienced declining operating income due to competition from free and low-cost websites and the continued global economic downturn. These factors are discussed in more detail below. The Film Production segment generates revenue through the distribution of mainstream content to large cable and satellite operators, premium movie channel providers and other content distributors. This segment also periodically provides contract film production services to major Hollywood studios (producer-for-hire arrangements). The Film Production segment incurred an operating loss in fiscal year 2011 primarily due to impairment charges. Our Direct-to-Consumer segment primarily generates revenue from membership fees earned through the distribution of adult content to consumer websites. The Direct-to-Consumer segment has historically incurred operating losses and is expected to continue to incur operating losses for the foreseeable future. Our Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc.

        The business models of each of our segments are summarized below.

Transactional TV Segment

        The Transactional TV segment is focused on the distribution of content to consumers via MSO and DBS customers' VOD and PPV services. We earn revenue by receiving a percentage (sometimes referred to as a split) of the total retail purchase price paid by consumers to purchase our content on customers' VOD and PPV platforms. Revenue growth could occur if we launch our services to new cable MSOs or DBS providers, which would primarily occur in international markets; when the number of subscribers for customers where our services are currently distributed increases, assuming the new subscribers are not a result of consumers switching from one provider to the next; when we launch additional services or replace our competitors' services on existing customer cable and DBS platforms; or when our proportional buy rates improve relative to our competitors. Alternatively, our revenue could decline if we were to experience lower consumer buy rates, as has been the case with the continued global economic downturn; if consumers migrate to other forms of low-cost or free adult entertainment such as pay and free internet websites; if our customers pay us a smaller percentage of the consumer retail purchase price; if additional competitive channels are added to our customers' platforms; if our existing customers remove or replace our services on their platform; or if the volume of consumer buys of lower priced content is not significant enough to offset the impact of the lower prices.

        The Transactional TV segment has experienced declining revenue during each of the two fiscal years ended March 31, 2012. We believe that the decline has been due to a combination of factors including a) increased competition from free and low-cost internet websites, and b) a decline in consumer purchases of our content in response to the global economic downturn. Although we are taking steps that we believe will help stabilize the Transactional TV segment's performance as discussed

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

below, it is reasonably possible that competition from internet websites as well as the impact of the continued global economic downturn could cause the Transactional TV segment's revenue to further decline. A further decline in the segment's revenue could have a materially adverse impact on our consolidated financial position and results of operations. Although we believe that competition from internet websites and the global deterioration of the economy has negatively impacted the Transactional TV segment's results, it is not possible for us to precisely quantify or reasonably estimate the financial impact of these developments because the information is unavailable and cannot be reasonably obtained.

        During fiscal year 2012, the Transactional TV segment's performance was unfavorable relative to our expectations due to the above noted impact of increased competition from free and low-cost internet websites as well as a continuation of lower consumer purchases of our content. Based on our assessment of the fiscal year 2012 underperformance and certain other industry factors, we adjusted downward our five year forecast for the segment. These downward adjustments resulted in a goodwill impairment charge for the segment of approximately $3.7 million, and the segment had no further goodwill assets recorded as of March 31, 2012.

        In an effort to address the Transactional segment's declining revenue, we have invested in initiatives to stabilize the segment such as developing new and unique content packages as well as investing in sales and support staff to execute our international growth strategy. We have also focused on maintaining our competitive market position by offering a wide range of high-quality content as well as adjusting our content mix and distributing new content packages. We are also executing a strategy of providing low-cost, short-form content to consumers in an effort to compete more effectively with free and low-cost internet websites. We previously performed market tests on the distribution of lower priced content to estimate whether an increase in customer buys would be sufficient to offset the lower per buy revenue in order to maintain or increase revenue. The results of those tests were favorable, so we began executing the low-priced content strategy. If the increase in customer buys is not sufficient to offset the lower per buy revenue, revenue could further decline resulting in a negative impact on our financial position and results of operations.

        Our growth efforts for the Transactional TV segment continue to focus on increasing the revenue we generate from international markets. We currently distribute content in international markets including North America, Europe, Latin America and Asia. The Transactional TV segment's international revenue during the fiscal years ended March 31, 2012 and 2011 was approximately $6.2 million and $5.8 million, respectively. The large majority of the international revenue within the Transactional TV segment has occurred though the distribution of content to VOD platforms. Although the rate of international revenue growth has been lower than expected, we believe there will be opportunities to improve the international revenue rate of growth in the future primarily through new and expanded distribution in Latin America.

        During fiscal year 2012, the Transactional TV segment incurred higher costs in an effort to improve its domestic and international revenue results. The increase in expenses occurred within various areas of the Transactional TV segment's cost structure including higher transport costs; higher employee costs for sales, programming, and content production; higher facility and maintenance costs from leasing a new facility; and higher depreciation costs for the new facility tenant improvements and other acquired equipment. We expect a continuation of these expenses in future periods in order to support our domestic revenue stabilization and international expansion efforts. If our attempts to increase revenue through these efforts are not successful or occur at a slower pace than expected, the segment could experience a further decline in gross and operating margins.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

        Transactional TV segment revenue during fiscal year 2012 as compared to the prior fiscal year experienced the following trends:

  •
  Domestic VOD revenue, which represented approximately 47%, or $15.9 million, of the Transactional TV segment's total revenue during fiscal year 2012, declined by 8% as compared to the prior year results. We believe the decline in revenue was due to a combination of factors including an increase in the availability of free and low-cost adult internet websites as well as the impact of lower consumer discretionary spending in response to the challenging economic conditions. We are continuing to pursue strategies that we believe will stabilize the decline in domestic VOD revenue including introducing new content packages and lower priced film assets; however, these strategies may be unsuccessful, in which case the trend of declining VOD revenue could continue.

  •
  Domestic PPV revenue, which represented approximately 33%, or $11.2 million, of the Transactional TV segment's total revenue during fiscal year 2012, declined by approximately 9% as compared to the prior year results. We believe the decline in revenue was due to the impact for free and low-cost adult internet websites as well as lower consumer discretionary spending. Domestic PPV revenue also declined due to the impact of increased competition on the second largest DBS platform in the U.S. Our strategies to improve the domestic PPV revenue include the introduction of new PPV channels, the introduction of a new, low-priced film asset channel, and the distribution of new and unique content on existing channels. If these strategies are unsuccessful, the trend of declining PPV revenue could continue.

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  International revenue was $6.2 million in fiscal year 2012 and increased approximately 5% as compared to the prior year. Approximately 72% of the international revenue generated in fiscal year 2012 was from the distribution of content to VOD platforms. International revenue was higher primarily as a result of new customer launches, an increase in the quantity of content distributed to existing customers, and a general improvement in our content performance with existing customers. Although the growth in international revenue was positive, the rate of growth was lower than expected primarily due to launches that were later than expected as well as lower than expected buy rates with certain new launches. Despite the challenges, we expect to realize continued growth from international revenue in future periods.

        When considering the future operating results of the Transactional TV segment, we believe the following challenges and risks could adversely impact the segment's future operating results:

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  declines in new and existing consumer buys of adult TV services due to a migration to other free and low-cost adult media services such as the internet;

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  adverse impacts to our business from a continued decline in discretionary consumer spending as a result of less favorable economic conditions or otherwise;

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  slowing growth of the overall adult entertainment category and limited incremental distribution opportunities within the U.S.;

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  reductions in opportunities to gain domestic market share due to our competitors' efforts to maintain market share including providing content at lower revenue percentages and in limited cases, free content and channels;

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  challenges associated with our continued expansion into international markets and our inexperience with international customers, buy rates, and consumer habits;

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

  •
  increased pressure from both domestic and international customers that threaten to remove one or more of our channels or content from their platform if we do not reduce the revenue percentages we receive;

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  increased VOD competition from established adult entertainment companies or new entrants such as production studios and internet-based distributors because the barriers of entry for this product line are low; and

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  continued product commoditization.

        In addition to the above noted risks, our agreements typically allow our customers to make significant changes to our distribution (such as reduce the quantity of our VOD content or remove one or more PPV channels from the platform) and may be terminated on relatively short notice without penalty. If one or more of our cable MSO or DBS operators changes our distribution terms, terminates or does not renew our agreements, or does not renew the agreements on terms as favorable as those of our current agreements, our financial position and results of operations could be materially adversely affected.

        All the above mentioned challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. We are executing initiatives as discussed above in order to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be dependent upon the actions of other parties such as our customers.

        During fiscal year 2013 and future periods, we expect to focus our efforts within the Transactional TV segment on achieving the below objectives:

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  continuing our international distribution expansion into new and existing geographic locations;

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  improving the value proposition for consumers, such as reducing the retail price of our content to increase buy volume and providing over-the-top services;

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  replacing our competitors' PPV channels with our channels on both existing and new customer platforms;

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  increasing the proportional VOD hours we receive on existing customer platforms;

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  complementing our existing core products with other value-added products and services including subscription VOD and over-the-top services;

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  gaining new carriage on emerging consumer electronic platforms such as connected televisions, Blu-ray players, and gaming consoles;

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  transitioning cable MSO and DBS providers to less edited content standards; and

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  improving the mix of programming.

Film Production Segment

        The Film Production segment has historically derived the majority of its revenue from two principal businesses: (1) the production and distribution of original motion pictures including erotic thrillers and horror movies (collectively, owned content); and (2) the distribution of third party films where we act as a sales agent for the product (collectively, repped content). This segment also

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

periodically provides contract film production services to certain major Hollywood studios (producer-for-hire arrangements).

        We generate revenue by licensing our owned content for a one-time fee to free TV, premium TV and other domestic and international distributors. We also license owned content to domestic and international cable MSO and DBS providers through revenue percentage arrangements that are structured in a similar manner to our Transactional TV segment agreements. The revenue percentages we receive from cable MSO and DBS providers for the Film Production segment content are higher than the revenue percentages we receive for our Transactional TV segment content primarily due to the mainstream nature of the content. However, the retail price for our mainstream content is lower than our Transactional TV segment content, so the per-buy revenue per transaction is often the same as the Transactional TV segment.

        We generate repped revenue through sales agency arrangements whereby we earn a sales commission and marketing fees by selling mainstream films on behalf of film producers. The Film Production segment has established relationships with independent mainstream filmmakers and represents these filmmakers' movies primarily through Lightning Entertainment Group, Inc. We plan to further focus our efforts on obtaining higher quality content in an effort to improve our repped revenue in fiscal year 2013.

        The Film Production segment periodically acts as a contract film producer for major Hollywood studios. Through these producer-for-hire arrangements, we provide services and incur costs associated with the film production. Once the film has been delivered to the customer, we earn a fee for our services. Although we maintain no ownership rights for the produced content, we are responsible for the management and oversight of the production. Historically, we have not produced these movies unless we have an executed agreement with a customer. These services have historically generated a gross margin of between 5% and 20%. However, our historical performance may not be representative of producer-for-hire performance in the future.

        Film Production segment revenue during fiscal year 2012 as compared to the prior fiscal year experienced the following trends:

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  Owned content revenue declined primarily because the prior fiscal year included approximately $1.8 million of revenue from the completion of an episodic series with a premium channel customer, and no similar revenue was realized in fiscal year 2012. Revenue was also lower as a result of a $0.3 million decline in VOD revenue, and we believe the decline was due to lower consumer discretionary spending in response to the depressed economic conditions. The declines in revenue were partially offset by higher revenue from an increase in the execution and completion of one-time distribution sales agreements. Although we did not complete an episodic series arrangement in fiscal year 2012, we did produce a series in fiscal year 2012 and had related cash outflows of approximately $1.6 million. We expect to deliver and recognize revenue of approximately $2.3 million from this arrangement in fiscal year 2013.

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  Repped content revenue declined primarily due to the execution and completion of fewer distribution sales agreements as compared to the prior fiscal year.

  •
  Producer-for-hire and other revenue declined during fiscal year 2012 because we completed and recognized revenue of approximately $4.0 million from producer-for-hire arrangements during fiscal year 2011, and no similar producer-for-hire revenue was recognized during fiscal year 2012. We do not currently have any executed or anticipated producer-for-hire arrangements for fiscal year 2013, but we may pursue such opportunities in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

        When considering the future operating results of the Film Production segment, we believe the following challenges and risks could adversely impact this segment's operating results:

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  declines in one-time owned and repped content distribution sales arrangements due to a reduction in our customers' content budgets or our inability to obtain content that is well received by the market;

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  adverse impacts to our business from a continuation of reduced consumer discretionary spending as a result of unfavorable economic conditions;

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  declines in new and existing consumer VOD and PPV buys of our erotic owned content due to a migration of customers to free or low-cost adult internet websites;

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  the identification and execution of owned content deals with premium movie channels could become less frequent or be eliminated; and

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  increased competition to our owned content from more explicit adult film offerings.

        All of the above mentioned challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. We are executing initiatives as discussed herein in order to mitigate the impact of these risks and challenges. However, not all the risks and challenges can be managed by us because the ultimate outcome will be dependent upon the actions of other parties such as our customers.

        During fiscal year 2013 and in future periods, we expect to focus our efforts within the Film Production segment on achieving the below objectives:

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  generating incremental mainstream VOD repped content revenue by distributing higher quality films with recognized actors and actresses through domestic cable MSOs;

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  generating incremental mainstream repped content revenue by distributing higher quality films to retail markets through our arrangements with mainstream film distributors;

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  improving the buy rates of VOD owned content on cable MSO and DBS platforms through the same methods utilized by our Transactional TV segment; and

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  executing new owned content episodic series arrangements with premium movie channels.

        During fiscal year 2011, owned content films within the Film Production segment underperformed as compared to our expectations. Additionally, the former Co-Presidents of the segment departed. As a result, we adjusted downward the expected future performance of certain owned content films which resulted in film cost impairment charges of $2.2 million. We also recorded an increase in the allowance for unrecoverable accounts of $0.8 million because certain recoupable costs and producer advances associated with repped content films were not expected to be recovered.

        During fiscal year 2012, certain owned content films underperformed as compared to our expectations. We therefore adjusted downward the expected future performance of those films, which resulted in film cost impairment charges of $0.2 million. We also recorded an increase in the allowance for unrecoverable accounts of $0.6 million because certain recoupable costs and producer advances associated with repped content films obtained prior to fiscal year 2010 were not expected to be recovered. We have a history of impairing film costs and increasing our allowance for unrecoverable accounts, and it is reasonably possible that we will incur further impairments and charges in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Direct-to-Consumer Segment

        Our Direct-to-Consumer segment generates revenue primarily by selling memberships to our adult consumer websites. We have experienced declines in the Direct-to-Consumer segment revenue, which we believe is due to a decline in consumer spending as a result of the unfavorable economic conditions as well as the availability of free and low-cost internet content. We expect this segment will continue to incur operating losses for the foreseeable future.

Corporate Administration Segment

        The Corporate Administration segment reflects all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer operating segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with our public company filings and shareholder communications, which we anticipate will be higher this year due to existing and future litigation as well as our review of strategic alternatives, as previously discussed in this Form 10-K. During fiscal year 2013 and in future periods, we expect to focus our efforts within the Corporate Administrative segment on balancing cost containment with the need for administrative support.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The methods, estimates, and judgments that we use in applying the accounting policies have a significant impact on the results that we report in the financial statements. Some of the accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We continuously evaluate the methods, estimates and judgments. We believe the following critical accounting policies reflect the more significant judgments, estimates and considerations used in the preparation of the consolidated financial statements:

  •
  the recognition of revenue;

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  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions and valuation of deferred tax assets);

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  the assessment of film costs and the forecast of anticipated revenue (ultimate revenue), which is used to amortize the Film Production segment's film costs;

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  the determination of the allowance for unrecoverable accounts, which reserves for certain recoupable costs and producer advances that are not expected to be recovered;

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  the amortization methodology and valuation of content and distribution rights; and

  •
  the valuation of goodwill, other identifiable intangible and other long-lived assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

        Each of these critical accounting policies is described in detail below.

Revenue Recognition

        Our revenue consists primarily of fees earned through the distribution of programming content through various media outlets including PPV channels and VOD categories that are distributed on cable and DBS platforms, premium movie channels, pay and free television channels and other available media outlets. Generally, we recognize revenue when the earnings process is complete as is typically evidenced by an agreement with the customer; services have been rendered or film delivery and acceptance is complete, if applicable; the license period has commenced; and the fee is fixed or determinable and probable of being collected. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs and DBS providers. We earn revenue by receiving a contractual percentage of the retail price paid by consumers of the content. Monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service, which requires us to make monthly revenue estimates for the unreported months based on the Transactional TV segment's historical experience with each customer. The revenue estimates may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports. A 10% change in our estimated revenue as of March 31, 2012 would have affected our net loss by approximately $0.3 million in fiscal year 2012.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized when persuasive evidence of an arrangement exists, as is typically evidenced through an executed contract; the delivery conditions of the completed film have been satisfied as required in the contract; the license period of the arrangement has begun; the fee is fixed or determinable; and collection of the fees is reasonably assured. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        We recognize revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned on the total content licensing fee. The producers' share of the licensing fee is recorded as a liability within the producers payable account until the balance is remitted to the producer. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

        The agreements entered into with the producers may also provide for a marketing fee that can be earned by us. The marketing fee is stated as a fixed amount and is contractually earned upon collection of sufficient film licensing fees as defined by the contract, the terms of which vary depending on film quality, distribution markets and other factors. We recognize marketing fees as revenue when the amounts become determinable and the collection of the fee has occurred as defined by the respective contract.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. We record an allowance for refunds based on expected membership cancellations, credits and chargebacks.

Income Taxes

        We make certain estimates and judgments in determining the income tax benefit. These estimates and judgments are used in the determination of tax credits, benefits and deductions, uncertain tax positions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. We also use estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the income tax benefit in subsequent periods.

        We are required to evaluate the likelihood that we will be able to recover deferred tax assets, which requires us to make certain estimates and judgments. We establish valuation allowances when, based on an evaluation of available evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. This evidence may include, but is not limited to, our historical operating results, the nature of the deferred tax assets, and our projected future operating results. During the first quarter of fiscal year 2012, we determined that it was more likely than not that deferred tax assets associated with certain capital losses would not be realized and recorded a valuation allowance of $0.1 million for the full capital loss deferred tax asset. The valuation allowance resulted in an increase in our income tax expense of $0.1 million during the first quarter of fiscal year 2012. We have no other material deferred tax asset valuation allowances and estimate that all other deferred tax assets will be recoverable. If these estimates were to change and the assessment indicated we would be unable to recover certain deferred tax assets, we would increase the income tax expense in the period of the change in estimate.

        Our income tax assessment involves dealing with uncertainties in the application of tax regulations. We account for uncertain tax positions using a two-step approach to recognizing and measuring uncertain tax position liabilities. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and estimates regarding these factors could result in the recognition of an income tax benefit or an additional charge to the income tax expense.

        In connection with the completion of our fiscal year 2012 annual reporting, we identified overstatement errors in income tax expense incurred in fiscal years prior to the fiscal year ended March 31, 2011 totaling $587,000. We assessed the impact of these errors on prior annual and interim

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

periods. Based on this assessment, we concluded that the errors did not result in a material misstatement of prior periods, but the correction of the cumulative impact in the fiscal year ended March 31, 2012 would be material. To correct these errors relating to the prior year provision for income taxes, we therefore reduced accumulated deficit as of April 1, 2010 by $587,000 and recorded corresponding revisions to the fiscal year ended March 31, 2011 deferred tax balances to correct the errors as described above.

Film Costs

        We capitalize the Film Production segment's costs incurred for film production including costs to develop, acquire and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

        Capitalized film costs are amortized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new films and events is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

        Film costs are reviewed for impairment on a film-by-film basis each quarterly reporting period. We record an impairment charge when the fair value of the film is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include the underperformance of a film as compared to expectations or a downward adjustment in the estimated future performance of a film due to an adverse change in the general business climate. Impairment charges associated with film costs could have a material impact on our financial position and results of operations in future periods.

Fiscal Year 2012 Film Cost Impairments

        During fiscal year 2012, we adjusted downward the estimated future revenue for several films primarily due to further deterioration in the Western European film markets. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. The impairment charges were recorded in the charge for asset impairments other than goodwill within the Film Production segment. The fair value of the films was estimated by discounting the films' expected future cash flow by the weighted average cost of capital. The weighted average cost of capital was determined by considering comparable companies and their cost of equity, cost of debt, capital

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

structure, and other risk factors specific to the segment. A 10% change in the estimated future cash flows of the impaired films would have immaterially affected our net loss in fiscal year 2012. A 10% change in the weighted average cost of capital would also have immaterially affected our net loss in fiscal year 2012.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by us that are expected to be subsequently recovered through the collection of fees associated with the licensing of repped content. In connection with the Film Production segment's repped content operations, we enter into sales agency agreements whereby we act as a sales agent for a producer's film (Sales Agency Agreements). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by us on behalf of the producer (such as movie trailer and advertising material costs). We may also pay the producer an advance for the related film prior to the distribution of such film. As we subsequently license the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by us through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered.

        Recoupable costs and producer advances are stated at the amounts contractually recoverable through collection of future license fees, net of an allowance for unrecoverable accounts. The allowance for unrecoverable accounts reflects any loss anticipated from unrecovered recoupable costs and producer advances. Charges to adjust the allowance for unrecoverable accounts are reflected as a component of operating expenses in the consolidated statements of operations. We evaluate recoupable costs and producer advances on an individual film-by-film basis each quarter based on a number of factors including our historical experience with charges to the allowance, estimates of future license fee collections, estimates of future recoupable costs to be incurred, and the condition of the general economy and film industry as a whole. A 10% change in the allowance for unrecoverable accounts as of March 31, 2012 would have affected our net loss by approximately $0.2 million in fiscal year 2012.

Content and Distribution Rights

        The Transactional TV segment's content and distribution rights library primarily consists of licensed films. We capitalize the costs associated with the content and distribution rights as well as certain editing and production costs and amortize these capitalized costs on a straight-line basis over the lesser of the license term or estimated useful life (generally 5 years). The licenses typically provide for unlimited showings of the films as well as the right to extract scenes from the movie and use those scenes to construct new, unique films with scenes from various other licensed films. The content and distribution rights costs are amortized on a straight-line basis over the related license period or estimated useful life because the estimated number of showings cannot be reasonably determined and we expect that the films will generally generate revenue ratably over the related license term.

        We periodically review the content library and assess whether our forecasts as it relates to the library's usefulness should be revised downward. In the event that we revise the forecasts downward, it may also be necessary to write down the unamortized cost of the film library to its estimated net realizable value.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Goodwill, Other Identifiable Intangible and Long-lived Assets

        We record goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the operating segment level, which is equivalent to our reporting units, on an annual basis (March 31) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. We allocate goodwill to each reporting unit based on the reporting unit expected to benefit from the related acquisition and/or combination.

        As an overall test of the reasonableness of the estimated fair value of the reporting units and the consolidated Company, we also perform a reconciliation of the fair value estimates for the reporting units to our market capitalization. The reconciliation considers a control premium based on merger and acquisition transactions within the media and entertainment industry and other available information. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e., market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

        Other identifiable intangible assets subject to amortization have primarily included amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives, which is typically five years. Other identifiable intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized or impaired and are no longer in use. For intellectual property and patents, the assets are not removed until our legal claim to the assets has expired.

        We continually review long-lived assets that are held and used and other identifiable intangible assets that are subject to amortization for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, we consider whether the estimated undiscounted future net cash flows of the individual assets are less than the related assets' carrying value and if so, we record an impairment loss for the excess recorded carrying value of the asset as compared to its fair value.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Fiscal Year 2012 Goodwill Impairment Testing

        We performed annual goodwill impairment testing for the Transactional TV segment as of March 31, 2012 using the income and market valuation approaches. The projected results used in the income valuation approach included estimates of revenue, cost of sales, operating expenses, content acquisitions, capital expenditures and other related cash flows and activities over a five year future period, and the cash flows were discounted by a risk adjusted discount rate. The market valuation approach required us to estimate and consider market multiples for companies considered to be comparable to ours and although there was a lack of comparable public companies to consider for the market valuation approach, we believe the comparable companies considered are reasonably similar to our operations. The income valuation approach was more heavily weighted than the market valuation approach because (a) there was a lack of comparable public companies to consider for the market valuation approach, and (b) the income valuation approach was more representative of our unique operating performance characteristics relative to the comparable companies considered in the market valuation approach.

        We assumed an average annual growth rate of 2% for revenue based on both company-specific and general economic risk, and we used a weighted average cost of capital of 23% for the risk adjusted discount rate. The weighted average cost of capital was determined by considering comparable companies and their cost of equity, cost of debt, capital structure, and other risk factors specific to the segment. Based on the testing, the carrying value of the Transactional TV segment exceeded the fair value by approximately 50%. A 1% change in the growth rate would cause the percentage by which the segment's carrying value exceeded the fair value to change by approximately 60 basis points. A 1% change in the weighted average cost of capital would cause the percentage by which the segment's carrying value exceeded the fair value to change by approximately 300 basis points.

        Our market capitalization was less than the total New Frontier Media, Inc. shareholders' equity balance as of March 31, 2012, which we believe was due to our historical performance. As an overall test of the reasonableness of the estimated fair value of the reporting units and consolidated Company, a reconciliation of the fair value estimates for the reporting units to our market capitalization based on the 30-day average closing price of our stock was also performed as of March 31, 2012. The reconciliation reflected an implied control premium of 35%, which we believe is reflective of historical merger and acquisition transactions involving comparable companies as well as other relevant information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

RESULTS OF OPERATIONS

Transactional TV Segment

        The following table sets forth certain financial information for the Transactional TV segment for each of the fiscal years presented (amounts may not sum due to rounding):

	(In millions) Year Ended March 31,
			Percent Change
	2012(1)	2011
Net revenue
VOD	$20.3	$21.7	(6)%
PPV	13.0	13.6	(4)%
Other revenue	0.8	0.5	60%

Total	34.0	35.9	(5)%

Cost of sales	14.3	12.8	12%

Gross profit	19.7	23.1	(15)%

Gross profit %	58%	64%

Operating expenses	17.1	12.1	41%

Operating income	$2.6	$10.9	(76)%

(1)
The fiscal year 2012 operating expenses included a $3.7 million goodwill impairment charge. This item is discussed in more detail below.

Net Revenue

VOD

        Domestic VOD revenue declined during fiscal year 2012 as compared to fiscal year 2011 by approximately $1.3 million. We believe the increase in availability of free and low-cost adult internet websites in combination with the continued global economic downturn has caused consumers to view adult content through free and low-cost internet providers rather than through our VOD television services. We also believe that consumers that have historically viewed our content are reducing their discretionary spending and are generally purchasing less adult programming due to the relatively high cost of our content compared to other media entertainment options. International VOD revenue also declined slightly by $0.1 million, and we believe this decline was also due to the same above noted causes of the domestic VOD revenue decline as well as the impact of increased competition on certain customer platforms. If the above noted conditions persist or worsen, our VOD performance could be materially adversely impacted in the future.

PPV

        Domestic PPV revenue declined by approximately $1.1 million in fiscal year 2012 as compared to fiscal year 2011, and we believe the decline is primarily due to the impact of competition from free and low-cost adult internet websites as well as the continued global economic downturn as described in more detail above within the VOD revenue discussion. Partially offsetting the decline in domestic revenue was a $0.4 million increase in international PPV revenue from new customer launches and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

improved content performance with our Latin America customers. If the above noted domestic PPV conditions persist or worsen, our PPV performance could be materially adversely impacted in the future.

Other Revenue

        Other revenue primarily includes revenue from advertising on our PPV channels and from content distribution fees. The increase in other revenue during fiscal year 2012 as compared to fiscal year 2011 was primarily due to an increase in content distribution fees associated with an increase in the volume of content distributed.

Cost of Sales

        Our cost of sales primarily consists of expenses associated with our digital broadcast infrastructure; satellite uplinking; satellite transponder leases; programming acquisition and monitoring activities; content transport services; amortization of content and distribution rights; depreciation of property and equipment; and related employee costs.

        Cost of sales increased during fiscal year 2012 as compared to fiscal year 2011 primarily due to (a) a $0.5 million increase in costs incurred in connection with a one-time assumption of certain customer transport costs, (b) a $0.6 million increase in transport costs from our distribution of new domestic content packages and high-definition content in an effort to improve domestic revenue, and (c) a $0.3 million increase in employee costs necessary to support the increase in content output.

Operating Expenses and Operating Income

        Operating expenses increased during fiscal year 2012 as compared to fiscal year 2011 primarily due to (a) a $3.7 million goodwill impairment charge that is discussed in more detail below, (b) a $0.6 million increase in employee and related costs because an executive employee was reassigned from the Corporate Administration segment to the Transactional TV segment in order to lead the international sales efforts in Europe, (c) a $0.5 million increase in costs primarily from accelerating depreciation expenses for certain tenant improvement assets associated with our former facilities and new facility, (d) a $0.6 million increase in employee and related costs incurred in connection with our international sales efforts as well as our development of new content packages, (e) a $0.7 million increase in facility and equipment maintenance expenses from our move to a new facility during the fiscal year, and (f) a $0.2 million increase in travel and tradeshow costs associated with efforts to expand international sales. The increase in expenses was partially offset by (a) a $0.7 million reduction in promotion and advertising expenses because we attended fewer promotional events during the fiscal year, (b) a $0.4 million decrease in outside services expenses because we discontinued the use of outside sales consultants that were assisting with our Latin America sales efforts, and (c) a $0.2 million decline in content and distribution rights impairment charges as compared to the prior fiscal year. Operating income for fiscal year 2012 was $2.6 million as compared to $10.9 million in fiscal year 2011.

Goodwill Impairment Charges

        As part of our fiscal year end procedures, we performed a goodwill impairment analysis as of March 31, 2012 on the Transactional TV segment. We engaged an independent firm to assist us in performing the impairment test and considered the income and market valuation approaches in determining the estimated fair value of the segment. Using these methods, we determined that the estimated fair value of the Transactional TV segment was less than its carrying value as of March 31,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

2012. We then performed additional analysis to estimate the implied fair value of goodwill by first allocating the estimated fair value of the segment to the tangible and identifiable intangible assets and liabilities of the operating segment. The excess of the estimated fair value over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge in the fourth quarter of fiscal year 2012 of $3.7 million to reduce the segment's goodwill from $3.7 million to the implied fair value of goodwill of zero. During fiscal year 2012, the Transactional TV segment's performance was unfavorable relative to our expectations due to the above noted impact of increased competition from free and low-cost internet websites as well as a continuation of lower consumer purchases of our content due to the continued global economic downturn. Based on our assessment of the fiscal year 2012 underperformance and certain other industry factors, we adjusted downward our five year forecast for the segment. These downward adjustments resulted in the goodwill impairment charge for the segment.

Operating Lease for New Facility

        During the second quarter of fiscal year 2012, we substantially completed our move to a new 48,500 square foot facility. The leased facility is primarily used by the Transactional TV, Direct-to-Consumer and Corporate Administration segments, and the new facility replaced our separate digital broadcast and corporate facilities. The initial term of the related operating lease agreement expires in January 2022 and provides for options to extend the term of the lease if agreed upon by the landlord and us. In connection with our leasing of the new facility, we reduced the remaining estimated useful lives of certain tenant improvements related to our formerly leased corporate and digital broadcast facilities to reflect the intended vacating of the facilities prior to the conclusion of the original lease agreements. As a result of the accelerated depreciation and other factors, we incurred an increase in depreciation operating expenses of approximately $0.5 million in fiscal year 2012. We do not expect to incur any additional accelerated depreciation expenses in fiscal year 2013; however, we do expect to incur additional depreciation expenses associated with tenant improvements made to our new facility. As a result, we do not expect to incur any material changes in our facility depreciation expenses in fiscal year 2013. We also incurred an increase in facility and equipment maintenance expenses from our move to a new facility in fiscal year 2012 of approximately $0.7 million. Approximately $0.3 million of the increase in facility and equipment maintenance costs related to rent expenses incurred on both our former and new facility during our relocation to the new facility. The payment of dual rent during the relocation is not expected to occur in future periods. See the Cash Flows from Investing Activities of Continuing Operations discussion within the Liquidity and Capital Resources section of the MD&A for additional information on the cash flow impact from the new facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Film Production Segment

        The following table sets forth certain financial information for the Film Production segment for each of the fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,
			Percent Change
	2012(1)	2011(2)
Net revenue
Owned content	$3.1	$4.9	(37)%
Repped content	2.4	2.8	(14)%
Producer-for-hire and other revenue	0.5	4.2	(88)%

Total	6.1	12.0	(49)%

Cost of sales	2.0	6.4	(69)%

Gross profit	4.1	5.6	(27)%

Gross profit %	67%	47%

Operating expenses	3.6	7.1	(49)%

Operating income (loss)	$0.5	$(1.5)	#

(1)
The fiscal year 2012 operating expenses included $0.2 million in film cost impairment charges and charges to increase the allowance for unrecoverable accounts of $0.6 million. These items are discussed in more detail below.

(2)
The fiscal year 2011 operating expenses included $2.2 million in film cost impairment charges and charges to increase the allowance for unrecoverable accounts of $0.8 million. These items are discussed in more detail below.

#
Represents an increase or decrease in excess of 100%.

Net Revenue

Owned Content

        Revenue declined during fiscal year 2012 because the same prior year period included approximately $1.8 million of revenue from the completion of our fourth installment of an episodic series with a premium channel customer, and no similar revenue was realized in fiscal year 2012. Revenue was also lower as a result of a $0.3 million decline in VOD revenue, and we believe the decline was due to depressed economic conditions. The declines in revenue were partially offset by higher revenue from an increase in the execution and completion of one-time distribution sales agreements.

Repped Content

        Repped content revenue includes revenue from the licensing of films that we represent (but do not own) under domestic and international sales agency relationships with various film producers. Repped content revenue declined during fiscal year 2012 primarily due to the execution of fewer distribution sales agreements as compared to the prior fiscal year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Producer-for-hire and Other Revenue

        Producer-for-hire and other revenue relates to amounts earned through producer-for-hire arrangements, music royalty fees and the delivery of other miscellaneous film materials to distributors. Producer-for-hire and other revenue declined during fiscal year 2012 as compared to fiscal year 2011 because we completed and recognized revenue of approximately $4.0 million from producer-for-hire arrangements during fiscal year 2011, and no similar producer-for-hire revenue was recognized during fiscal year 2012.

Cost of Sales

        Cost of sales is primarily comprised of the amortization of owned content film costs as well as delivery and distribution costs related to that content. These expenses also include costs incurred to provide producer-for-hire services. Cost of sales declined during fiscal year 2012 as compared to fiscal year 2011 because the same prior year periods included production costs incurred in connection with the completion of producer-for-hire arrangements of approximately $3.7 million, and no similar production costs were incurred during fiscal year 2012. Cost of sales also declined by approximately $1.1 million due to lower film cost amortization consistent with the decline in owned content revenue. The decline in costs was partially offset by an increase in expenses primarily incurred in connection with the provision of production consulting services.

Operating Expenses and Operating Income (Loss)

        Operating expenses decreased during fiscal year 2012 as compared to fiscal year 2011 due to (a) a $1.0 million decline in employee costs primarily associated with the departure of the segment's Co-Presidents and other employees during the second half of fiscal year 2011, (b) a $0.6 million decline due to lower other identifiable intangible assets amortization because certain intangible assets became fully amortized during the fourth quarter of fiscal year 2011, (c) a $2.0 million decline in film cost impairment expenses because fiscal year 2012 included $0.2 million in charges whereas fiscal year 2011 included $2.2 million in charges as discussed in more detail below, and (d) a $0.2 million decline in charges to increase the allowance for unrecoverable accounts, which reserves for recoupable costs and producer advances that are not expected to be recovered; fiscal year 2012 included $0.6 million in charges whereas fiscal year 2011 included $0.8 million in charges. The fiscal year 2012 charge to increase the allowance for unrecoverable accounts was due to the underperformance of certain repped content films that were originally licensed in fiscal year 2010. The increase in costs was partially offset by a decrease in expenses primarily due to lower strategic consulting costs. The Film Production segment incurred operating income of $0.5 million in fiscal year 2012 as compared to an operating loss of $1.5 million in fiscal year 2011.

Film Cost Impairment Charges

        During fiscal year 2012, we recorded impairment expenses of approximately $0.2 million associated with certain owned content films. We adjusted downward the future performance of certain films primarily due to the further deterioration in the Western European film production markets. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. The impairment charges were recorded in the charge for asset impairments other than goodwill within the Film Production segment. The fair value of the films was estimated by discounting the films' expected future cash flow by the weighted average cost of capital.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

        During fiscal year 2011, we recorded impairment expenses of approximately $2.2 million associated with certain owned content films. We adjusted downward the expected performance for certain films based on a continuation of underperformance as compared to expectations as well as the recent departure of the segment's Co-Presidents. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. The impairment charges were recorded in the charge for asset impairments other than goodwill within the Film Production segment. The fair value of the films was estimated by discounting the films' expected future cash flow by the weighted average cost of capital.

Direct-to-Consumer Segment

        The following table sets forth certain financial information for the Direct-to-Consumer segment for each of the fiscal years presented (amounts in table may not sum due to rounding):

	(In millions) Year Ended March 31,
			Percent Change
	2012	2011
Net revenue	$0.7	$0.8	(13)%

Cost of sales	0.8	1.2	(33)%

Gross loss	(0.1)	(0.4)	75%

Operating expenses	0.4	0.7	(43)%

Operating loss	$(0.5)	$(1.1)	55%

Net Revenue

        We believe the decline in net revenue during fiscal year 2012 as compared to the prior fiscal year was primarily due to the continued global economic downturn and a related reduction in consumer spending.

Cost of Sales

        Cost of sales consists of expenses associated with credit card processing, bandwidth, traffic acquisition, content amortization, depreciation of property and equipment and related employee costs. Costs of sales declined in fiscal year 2012 as compared to the prior fiscal year primarily due to the impact of cost reduction efforts.

Operating Expenses and Operating Loss

        Operating expenses declined in fiscal year 2012 as compared to fiscal year 2011 due to cost reduction efforts. Employee, legal, and bad debt expenses each declined by approximately $0.1 million during fiscal year 2012. The Direct-to-Consumer segment incurred operating losses of $0.5 million and $1.1 million during the fiscal years ended March 31, 2012 and 2011, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Corporate Administration

        The following table sets forth certain financial information for the Corporate Administration segment for each of the fiscal years presented:

	(In millions) Year Ended March 31,
			Percent Change
	2012	2011
Operating expenses	$7.3	$9.5	(23)%

        Corporate Administration segment expenses declined during fiscal year 2012 as compared to fiscal year 2011 due to (a) a $0.6 million decrease in employee and related costs because an executive employee was reassigned to the Transactional TV segment's international sales force in Europe, and his costs are now reflected in that segment; (b) a $0.8 million net decrease because our President resigned in August 2011, resulting in a decrease in employee and related costs; (c) a $0.4 million decrease in executive officer bonuses; and (d) a $0.4 million decline in legal costs from fewer ordinary course litigation matters.

        As discussed elsewhere in this Form 10-K, we received several unsolicited indications of interest with respect to the acquisition of all of our outstanding shares of common stock during fiscal year 2012 and thereafter. In connection with such indications of interest, our board of directors formed the Special Committee to conduct a review of the acquisition proposals that had been received as well as other strategic alternatives that may be available to the Company. The review by the Special Committee is ongoing and the Special Committee has engaged legal and financial advisors to assist them in this review. We cannot reasonably estimate the future costs associated with this process including, but not limited to, additional expenses for Special Committee fees, legal and financial advisor fees, expenses incurred in connection with related legal proceedings, and other related expenses. However, we do expect to experience an increase in the Corporate Administration segment expenses in fiscal year 2013 associated with these developments.

Other Income and Income Tax Benefit

Other Income

        The following table sets forth certain financial information for other income for each of the fiscal years presented:

	(In millions) Year Ended March 31,
			Percent Change
	2012	2011
Other income	$0.0	$0.1	#

#
Represents an increase or decrease in excess of 100%.

        Amounts included in other income primarily relate to net amounts from interest expense on our line of credit borrowings; interest expense on our uncertain tax positions; and interest income from our cash and cash equivalents. Other income amounts in fiscal year 2012 were generally consistent with the amounts reported in fiscal year 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Income Tax Benefit

        The following table sets forth certain financial information for the income tax benefit for each of the fiscal years presented:

	(In millions) Year Ended March 31,
			Percent Change
	2012	2011
Income tax benefit	$1.2	$0.3	#

#
Represents an increase or decrease in excess of 100%.

        During the first quarter of fiscal year 2012, we abandoned our majority ownership in an entity that was established to develop new channel services. As a result, we incurred a capital loss for income tax purposes and recorded a corresponding long-term deferred tax asset to reflect the net tax effect of the temporary difference between the carrying amount of the asset for financial reporting purposes and income tax purposes. We also established a valuation allowance of approximately $0.1 million based on an evaluation of objective evidence and our estimate that none of the deferred tax asset would be realized in the future. The establishment of the valuation allowance was reflected as a $0.1 million increase in the income tax expense during fiscal year 2012. During the third quarter of fiscal year 2012, the statute of limitations expired on approximately $0.1 million of uncertain tax position liabilities. As a result, we recorded a $0.1 million reduction in our income tax expenses. Additionally, we increased our income tax expense during fiscal year 2012 by approximately $0.2 million in connection with differences between certain estimates used for our tax provision expense for financial reporting purposes and the actual amounts used for income tax return purposes. No other unusual discrete items had a material impact on our tax rate during fiscal year 2012.

        During the third quarter of fiscal year 2011, the statute of limitations expired on approximately $0.2 million of uncertain tax position liabilities. As a result, we recorded a reduction in our income tax expense of $0.2 million. Additionally, we increased our income tax expense during fiscal year 2011 by approximately $0.1 million in connection with differences between certain estimates used for our tax provision expense for financial reporting purposes and the actual amounts used for income tax return purposes. No other unusual discrete items had a material impact on our tax rate during fiscal year 2011.

        See Note 9—Income Taxes within the Notes to Consolidated Financial Statements for additional information on our income taxes.

LIQUIDITY AND CAPITAL RESOURCES

        Our current priorities for the use of our cash and cash equivalents are:

  •
  investments in processes intended to improve the quality and marketability of our products;

  •
  funding our operating and capital requirements; and

  •
  funding, from time to time, opportunities to enhance shareholder value, whether in the form of repurchases of shares of our common stock, cash dividends or other strategic transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

        We anticipate that our existing cash, cash equivalents and cash flows from operations will be sufficient during the next 12 months to satisfy our operating requirements. We also anticipate that we will be able to fund our estimated outlay for capital expenditures, repayment of outstanding debt and other related purchases that may occur during the next 12 months through our available cash, cash equivalents and our expected cash flows from operations during that period.

        In summary, our cash flows from continuing operations were as follows:

	(In millions) Year Ended March 31,
	2012	2011
Net cash provided by operating activities of continuing operations	$2.4	$7.6
Net cash used in investing activities of continuing operations	(4.1)	(5.0)
Net cash used in financing activities of continuing operations	(4.0)	(1.0)

Cash Flows from Operating Activities of Continuing Operations

        Cash provided by operating activities of continuing operations during fiscal year 2012 as compared to fiscal year 2011 was primarily impacted by the following:

  •
  a decrease in cash flows from lower operating income (excluding the impact of goodwill and asset impairment charges) primarily associated with the Transactional TV segment's performance;

  •
  a decrease in cash flows because the fiscal year 2011 results benefited from cash inflows associated with the completion of producer-for-hire and episodic series arrangements, and no similar cash inflows occurred in fiscal year 2012;

  •
  a $1.6 million comparable decrease in cash flows due to cash outflows for film costs primarily related to an episodic series that is expected to be delivered in fiscal year 2013; and

  •
  a $3.8 million comparable increase in cash flows as reflected in the change in other assets and liabilities accounts primarily from payments received from the landlord of our new corporate facility associated with a tenant improvement allowance and certain unsettled customer receipts.

        During fiscal year 2012, we executed an agreement to produce and deliver a 13 episode series for a premium movie channel customer. We had cash outflows from the production of approximately $1.6 million during fiscal year 2012, and we do not expect to incur additional meaningful cash outflows for the production in the future. We also expect to recognize revenue and collect approximately $2.3 million from the production during fiscal year 2013.

        Cash from operating activities during fiscal year 2012 was significantly higher as compared to the related operating loss incurred primarily as a result of non-cash goodwill, asset impairment and other charges as well as cash disbursements incurred for a Film Production segment episodic series production. Cash provided by operating activities of continuing operations during fiscal year 2011 was significantly higher as compared to the related operating loss incurred due to the impact of non-cash asset impairment and other charges as well as the collection of cash from the completion of an episodic series production and producer-for-hire services. The production cash outflows for these arrangements occurred in the prior fiscal year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

Cash Flows from Investing Activities of Continuing Operations

        Cash from investing activities of continuing operations during fiscal year 2012 included $4.0 million of cash used to purchase property and equipment. Approximately $2.5 million of the cash outflows related to building improvements incurred for a new leased facility, and approximately $0.8 million of the cash outflows related to equipment purchased in connection with our move to the new leased facility. We do not expect to incur additional cash outflows for the new leased facility. We also purchased approximately $0.7 million in equipment associated with our general technology infrastructure.

        Cash from investing activities of continuing operations during fiscal year 2011 included $5.0 million of cash used to purchase property and equipment. Approximately $1.3 million of the cash outflows relate to building improvements incurred for our new leased facility. The remaining cash outflows for property and equipment were incurred primarily to purchase storage, transponder receiver, and other broadcast and distribution equipment. The storage and other broadcast and distribution equipment was purchased to support the Transactional TV segment's international growth and expanded domestic content distribution. The transponder receiver equipment was purchased to supplement a change in the Transactional TV segment's transponder services, which was incurred in an effort to stabilize or reduce domestic transponder costs in the future.

Cash Flows from Financing Activities of Continuing Operations

        Net cash used in financing activities of continuing operations during fiscal year 2012 consisted of $3.5 million of cash used to repurchase approximately 3.0 million shares of common stock at an average purchase price of $1.17 per share, $0.4 million of cash used to reduce the outstanding principal of our line of credit, and $0.1 million in payments for long-term seller financing related to our purchase of a patent.

        Net cash used in financing activities of continuing operations during fiscal year 2011 consisted of $0.5 million of cash used to reduce the outstanding principal of our line of credit, $0.4 million of cash used to repurchase approximately 0.2 million shares of common stock at an average purchase price of $1.57 per share, and $0.1 million in payments for long-term seller financing related to our purchase of a patent.

Stock Repurchase

        In August 2009, we announced that our board of directors adopted a stock repurchase program. Under the program, we could repurchase with available cash and cash from operations up to 1.0 million shares of our outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permitted. The program was scheduled to expire in March 2012. During the fiscal years ended March 31, 2011 and 2010, we repurchased approximately 0.2 million shares and 0.1 million shares of common stock, respectively, under the stock repurchase plan for total purchase prices of approximately $0.4 million and $0.1 million, respectively. During the three month period ended September 30, 2011, we substantially completed the stock repurchase program by acquiring approximately 0.7 million shares of common stock for a total purchase price of approximately $0.9 million.

        In October 2011, our board of directors authorized an extension of the August 2009 stock repurchase program. The extension allowed for an additional repurchase of up to 0.8 million shares of common stock, in an amount not to exceed in aggregate $1.0 million, exclusive of any fees, commissions or other expenses related to such repurchases. The program was scheduled to expire on

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

March 31, 2014, if not completed sooner. During the three month period ended December 31, 2011, we repurchased approximately 0.2 million shares of common stock under the extended stock repurchase program for a total purchase price of approximately $0.3 million. In December 2011, the board of directors also authorized an individual repurchase of approximately 2.1 million shares of common stock through an open market transaction. The total purchase price of the shares was approximately $2.4 million, and the stock repurchase program that was extended in October 2011 was concluded as a result of the transaction.

Borrowing Arrangements

        On December 13, 2011, we extended our $5.0 million line of credit dated December 15, 2010. We renewed the line of credit through December 15, 2012. The line of credit is secured by certain accounts receivable assets and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum, or (b) 5.75% per annum. The line of credit may be drawn from time to time to support our operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid upon the execution of the line of credit and is being amortized over the life of the line of credit. The line of credit includes a maximum borrowing base equal to the lesser of 75% of certain accounts receivable assets securing the line of credit or $5.0 million, and the maximum borrowing base as of March 31, 2012 was $4.7 million. The average outstanding line of credit principal balance for fiscal year 2012 was $0.1 million, and the average outstanding line of credit principal balance for fiscal year 2011 was $1.0 million. The interest rate on our line of credit during fiscal year 2012 was 5.75%.

        The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.5 to 1.0, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring, without consent, any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in our current client base as it relates to our largest clients. The line of credit provides that an event of default will exist in certain circumstances, including without limitation, our failure to make payment of principal or interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness, our insolvency, a change in control, any material adverse change in our financial condition and certain other events customary for facilities of this type. As of March 31, 2012, our outstanding principal balance under the line of credit was $0.1 million, and we were in compliance with the related covenants.

        Historically, we have made borrowings under the line of credit to ensure we maintained a high level of liquidity through the continued global economic downturn and to ensure the funds were available if needed. Although we borrowed funds under the line of credit to strengthen our liquidity, we have maintained cash and cash equivalent balances and generated positive cash flows from operations that are more than sufficient to support our working capital and capital expenditure needs. We do not currently have plans to make significant strategic investments; however, we believe the availability of funds through the line of credit provides us with additional flexibility when considering strategic investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations

        The following table reflects our contractual cash obligations as of March 31, 2012 for each of the fiscal year time periods specified (amounts may not sum due to rounding):

	Payments Due by Period (In millions):
Contractual Obligations	Total	2013	2014 - 2015	2016 - 2017	2018 and thereafter
Operating lease obligations	$13.9	$2.0	$3.7	$2.7	$5.5
Vendor obligations	10.6	4.2	3.8	2.0	0.5
Line of credit	0.1	0.1	—	—	—
Interest payments	0.0	0.0	—	—	—
Employment contract obligations	6.3	3.3	3.0	—	—

Total	$30.9	$9.6	$10.5	$4.7	$6.0

        During the first quarter of fiscal year 2013, we entered into an extended non-cancellable employment contracts with certain key employees. These employment contracts expire through April 4, 2014. The impact of the execution and extension of the employment contracts was an increase in our commitments under the obligations of approximately $1.7 million and $0.4 million during the fiscal years ending March 31, 2013 and 2014, respectively. Additionally, we terminated an employment contract of a key employee in May 2012, which resulted in a decrease in our commitments under the obligations of approximately $0.2 million for each of the fiscal years ending March 31, 2013 and 2014. During the first quarter of fiscal year 2013, we also entered into an operating lease and vendor obligations through April 2012 and May 2013, respectively. The impact of the operating lease was an immaterial increase to our commitments under the obligations for the fiscal year ending March 31, 2013. The impact of the vendor obligations was an increase to our commitments under the obligations of approximately $1.4 million and $0.1 million for the fiscal years ending March 31, 2013 and 2014, respectively.

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods based on historical experience with the movie studios. Operating lease obligations also include estimated payments to landlords for real estate taxes, common area maintenance and related payments and are based on historical payments and estimated future payments. Interest payments include anticipated interest obligations on our $0.1 million of outstanding principal from our line of credit and assume the amounts will remain outstanding through the remaining term of the line of credit, December 15, 2012, at an interest rate of 5.75%.

        We maintain non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through January 2022 and contain annual escalation clauses. Our Transactional TV segment has entered into direct lease agreements that expire through October 2013 with an unrelated party for the use of transponders to broadcast its channels on satellites. We expect to have continued access to transponders subsequent to the expiration of the current leases. In some instances, we are subject to arbitrary refusal of the transponder service by the service provider if that service provider determines that the content being transmitted by us is harmful to the service provider's name or business. Any such service disruption would substantially and adversely affect our financial position and results of operations. We also bear the risk that the access of their networks to transponders may be restricted or denied if a governmental authority commences an investigation

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. (Continued)

concerning the content of the transmissions. Additionally, cable operators may be reluctant to carry less edited or partially edited adult programming on their systems. If any of the above scenarios occurred, it could adversely affect our financial position and results of operations. We had no equipment under capital lease as of March 31, 2012 or 2011.

        From time to time, we enter into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, we are party to certain uplinking, transport and marketing services that contractually obligate us to receive services over specified terms as per these arrangements. We are also obligated to make future payments associated with our purchase of patent rights. These contractual obligations are reflected in the above table as vendor obligations.

Off-Balance Sheet Arrangements

        Our Film Production segment completed producer-for-hire services during fiscal year 2011 related to a movie production in the state of Georgia. Based on the location of the production and other factors, we received certain transferable production tax credits in the state of Georgia. Subsequent to the completion of the production, we entered into an agreement to sell the tax credits for a net purchase price of approximately $0.8 million. If the tax credits are recaptured, forfeited, recovered or otherwise become invalid within a four year period subsequent to our sale of the tax credits, we have agreed to reimburse the buyer for the value of the invalid tax credits as well as any interest, penalties or other fees incurred in connection with the loss of the tax credits. We believe the tax credits are valid and do not expect that we will be required to reimburse the buyer.

Other Contingencies

Uncertain Tax Positions

        During fiscal year 2012, the statute of limitations expired on approximately $0.1 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in long-term taxes payable and a reduction in our income tax expense. The reduction in the uncertain tax position balance also resulted in the reversal of approximately $14,000 in interest expense. The aggregate change in the uncertain tax position balance during fiscal year 2012 was as follows (in thousands):

Beginning balance as of April 1, 2011	$118
Reversal of prior period tax position from expiration of statute of limitations	(118)

Ending balance as of March 31, 2012	$—

        During fiscal year 2011, the statute of limitations expired on approximately $0.2 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in long-term taxes payable and a reduction in income tax expense. The reduction in the uncertain tax position balance also resulted in the reversal of approximately $35,000 in interest expense.

        We file U.S. federal, state and foreign income tax returns. During fiscal year 2012, the IRS initiated an audit of our fiscal year 2010 tax returns. We cannot currently make an estimation of the possible outcome from the audit. With few exceptions, we are no longer subject to examination of our federal income tax returns for years prior to fiscal year 2009, and we are no longer subject to examination of our state income tax returns for years prior to fiscal year 2008.

RECENT ACCOUNTING PRONOUNCEMENTS

        See Recently Issued Accounting Pronouncements in Note 1—Organization and Summary of Significant Accounting Policies within the Notes to Consolidated Financial Statements.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        Market Risk.    Our exposure to market risk is principally confined to cash in deposit accounts and money market accounts and, therefore, minimal and immaterial market risk.

        Interest Rate Sensitivity.    Changes in interest rates could impact our anticipated interest income on cash and cash equivalents. An adverse change in interest rates in effect as of March 31, 2012 would not have a material impact on our interest income or cash flows.

        Changes in interest rates could also impact the amount of interest we pay on borrowings under our line of credit. A 10% adverse change in the interest rates on borrowings under our line of credit would not have a material impact on our interest expense or cash flows.

        Foreign Currency Exchange Risk.    We do not have material foreign currency exposure.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The consolidated financial statements of New Frontier Media, Inc. and its subsidiaries, including the notes thereto and the report of independent accountants therein, commence at page F-2 of this Report and are incorporated herein by reference.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

ITEM 9A.    CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

        Based on management's evaluation (with the participation of our Chief Executive Officer (CEO) and Chief Financial Officer (CFO)), as of the end of the period covered by this report, our CEO and CFO have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the Exchange Act)), are not effective as described below within the Management Report on Internal Control over Financial Reporting to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Management Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Management assessed our internal control over financial reporting as of March 31, 2012, the end of our fiscal year. Management based its assessment on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assessment included an evaluation of elements such as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment.

        Based on the assessment, including the material weakness discussed below, management has concluded that our internal control over financial reporting was not effective as of March 31, 2012 to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. We reviewed the results of management's assessment with the audit committee of our board of directors.

        In connection with the fiscal year ended March 31, 2012 evaluation of disclosure controls and procedures, management concluded it had a material weakness related to the accounting for our provision for income taxes and specifically, an absence of sufficient reconciliation processes to substantiate our current and deferred tax balances. As a result of this material weakness, we identified overstatement errors in income tax expense incurred in fiscal years prior to the fiscal year ended March 31, 2011 totaling $587,000. We assessed the impact of these errors on prior annual and interim periods. Based on this assessment, we concluded that the errors did not result in a material misstatement of prior periods, but the correction of the cumulative impact in the fiscal year ended March 31, 2012 would be material. To correct these errors relating to the prior year provision for income taxes, we therefore reduced accumulated deficit as of April 1, 2010 by $587,000 and recorded corresponding revisions to the fiscal year ended March 31, 2011 deferred tax balances.

        A material weakness is a deficiency, or combination of deficiencies, that result in a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. While the identified material weakness did not result in a material misstatement to our consolidated financial statements, these deficiencies could, if not remediated, result in a material misstatement of future consolidated financial statements.

Changes in Internal Control over Financial Reporting

        The material weakness noted above was identified subsequent to our fiscal year ended March 31, 2012; therefore, there were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

        In order to remediate the material weakness in our financial reporting, we have implemented additional controls and procedures subsequent to the fiscal year ended March 31, 2012 over our accounting for the provision for income taxes. The additional review procedures include, but are not limited to, performing additional reconciliation procedures to ensure deferred tax balances have been properly recorded, and routinely evaluating the performance and necessity of services from third party tax accounting specialists.

        Our remediation plan has been implemented; however, the above material weakness will not be considered remediated until the additional review procedures over the provision for income taxes has been operating effectively for an adequate period of time. Management will consider the status of this remedial effort when assessing the effectiveness of the internal controls over financial reporting and other disclosure controls and procedures as of June 30, 2012. While management believes that the remedial efforts will resolve the identified material weakness, there is no assurance that management's remedial efforts conducted to date will be sufficient or that additional remedial actions will not be necessary.

Inherent Limitations on Effectiveness of Controls

        Our management, including the CEO and CFO, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of the effectiveness of controls to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

ITEM 9B.    OTHER INFORMATION.

        None.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  New Frontier Media, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of New Frontier Media, Inc. (a Colorado corporation) and subsidiaries (collectively, the "Company") as of March 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, total equity, and cash flows for the years then ended. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Valuation and Qualifying Accounts—Schedule II. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Frontier Media, Inc. and subsidiaries as of March 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Denver, Colorado
July 19, 2012

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,
	2012	2011
		(Revised)
Assets
Current assets:
Cash and cash equivalents	$13,190	$18,787
Restricted cash	47	109
Accounts receivable, less allowances of $183 and $173, respectively	8,334	8,695
Taxes receivable	46	825
Prepaid and other assets	2,187	2,569

Total current assets	23,804	30,985

Property and equipment, net	8,619	7,218
Content and distribution rights, net	11,792	11,543
Recoupable costs and producer advances, less allowances of $2,467 and $1,898, respectively	2,227	2,771
Film costs, net	3,984	2,579
Goodwill	—	3,743
Other identifiable intangible assets, net	96	45
Deferred tax assets	3,691	2,291
Other assets	538	879

Total assets	$54,751	$62,054

Liabilities and equity
Current liabilities:
Accounts payable	$981	$1,571
Producers payable	393	1,089
Deferred revenue	606	863
Accrued compensation	930	1,607
Deferred producer liabilities	1,361	1,654
Short-term debt	100	500
Deferred tax liabilities	120	44
Accrued and other liabilities	3,108	1,910

Total current liabilities	7,599	9,238

Taxes payable	—	118
Other long-term liabilities	1,702	519

Total liabilities	9,301	9,875

Commitments and contingencies (Note 13)
Equity:
Preferred stock, $.10 par value, 4,999 shares authorized, no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000 shares authorized, 16,190 and19,201 shares issued and outstanding, respectively	2	2
Additional paid-in capital	51,957	55,169
Accumulated deficit	(6,424)	(2,873)
Accumulated other comprehensive loss	(85)	(75)

Total New Frontier Media, Inc. shareholders' equity	45,450	52,223
Noncontrolling interests	—	(44)

Total equity	45,450	52,179

Total liabilities and equity	$54,751	$62,054

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2012	2011
Net revenue	$40,778	$48,709
Cost of sales	17,097	20,486

Gross margin	23,681	28,223

Operating expenses:
Sales and marketing	8,222	8,665
General and administrative	16,169	18,123
Charge for goodwill impairment	3,743	—
Charge for asset impairments other than goodwill	365	2,599

Total operating expenses	28,499	29,387

Operating loss	(4,818)	(1,164)

Other income:
Interest income	28	89
Interest expense	(35)	(89)
Reversal of interest expense for uncertain tax positions	14	35
Other income, net	25	20

Total other income	32	55

Loss from continuing operations before income tax benefit	(4,786)	(1,109)
Income tax benefit	1,232	349

Loss from continuing operations	(3,554)	(760)
Loss from discontinued operations, net of income tax benefit of $0 and $5, respectively	—	(9)

Net loss	(3,554)	(769)
Add: Net loss attributable to noncontrolling interests	3	44

Net loss attributable to New Frontier Media, Inc. shareholders	$(3,551)	$(725)

Amounts attributable to New Frontier Media, Inc. shareholders:
Loss from continuing operations	$(3,551)	$(716)
Loss from discontinued operations, net of income tax benefit of $0 and $5, respectively	—	(9)

Net loss	$(3,551)	$(725)

Per share information attributable to New Frontier Media, Inc. shareholders:
Basic loss per share:
Continuing operations	$(0.20)	$(0.04)
Discontinued operations	—	(0.00)

Net basic loss per share	$(0.20)	$(0.04)

Diluted loss per share:
Continuing operations	$(0.20)	$(0.04)
Discontinued operations	—	(0.00)

Net diluted loss per share	$(0.20)	$(0.04)

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended March 31,
	2012	2011
Net loss	$(3,554)	$(769)
Other comprehensive loss:
Currency translation adjustment	(10)	(1)

Total comprehensive loss	(3,564)	(770)
Add: Net loss attributable to noncontrolling interests	3	44

Total comprehensive loss attributable to New Frontier Media, Inc. shareholders	$(3,561)	$(726)

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF TOTAL EQUITY

(in thousands, except per share amounts)

	Common Stock $.0001 Par Value					Total New Frontier Media, Inc. Shareholders' Equity
					Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit			Noncontrolling Interest	Total Equity
	Shares	Amounts
Balance as of March 31, 2010 (Revised)	19,432	$2	$54,929	$(2,148)	$(74)	$52,709	$—	$52,709
Purchases of common stock	(231)	—	(363)	—	—	(363)	—	(363)
Share-based compensation	—	—	608	—	—	608	—	608
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(5)	—	—	(5)	—	(5)
Currency translation adjustment	—	—	—	—	(1)	(1)	—	(1)
Noncontrolling interest	—	—	—	—	—	—	(44)	(44)
Net loss attributable to New Frontier Media, Inc. shareholders	—	—	—	(725)	—	(725)	—	(725)

Balance as of March 31, 2011 (Revised)	19,201	2	55,169	(2,873)	(75)	52,223	(44)	52,179
Purchases of common stock	(3,011)	—	(3,513)	—	—	(3,513)	—	(3,513)
Share-based compensation	—	—	608	—	—	608	—	608
Reversal of tax benefit for stock option forfeitures/cancellations	—	—	(307)	—	—	(307)	—	(307)
Currency translation adjustment	—	—	—	—	(10)	(10)	—	(10)
Noncontrolling interest	—	—	—	—	—	—	(3)	(3)
Deconsolidation of controlling interests	—	—	—	—	—	—	47	47
Net loss attributable to New Frontier Media, Inc. shareholders	—	—	—	(3,551)	—	(3,551)	—	(3,551)

Balance as of March 31, 2012	16,190	$2	$51,957	$(6,424)	$(85)	$45,450	$—	$45,450

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(3,554)	$(769)
Add: Loss from discontinued operations	—	9

Loss from continuing operations	(3,554)	(760)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	7,780	9,118
Share-based compensation	608	608
Deferred taxes	(1,635)	(1,374)
Charge for goodwill impairment	3,743	—
Charge for asset impairments other than goodwill	365	2,599
Reversal of uncertain tax positions	(118)	(193)
Reversal of interest expense for uncertain tax positions	(14)	(35)
Changes in operating assets and liabilities:
Accounts receivable	361	1,715
Accounts payable	(545)	475
Content and distribution rights	(4,547)	(4,736)
Film costs	(2,626)	(1,024)
Deferred producer-for-hire costs	—	625
Deferred revenue	(257)	198
Deferred producer liabilities	(293)	277
Producers payable	(696)	138
Taxes receivable and payable	779	73
Accrued compensation	(677)	(195)
Recoupable costs and producer advances	544	649
Other assets and liabilities	3,231	(555)

Net cash provided by operating activities of continuing operations	2,449	7,603
Net cash used in operating activities of discontinued operations	—	(34)

Net cash provided by operating activities	2,449	7,569

Cash flows from investing activities:
Purchases of property and equipment	(3,988)	(5,014)
Purchases of intangible assets	(65)	(2)

Net cash used in investing activities of continuing operations	(4,053)	(5,016)
Net cash provided by investing activities of discontinued operations	—	—

Net cash used in investing activities	(4,053)	(5,016)

Cash flows from financing activities:
Payments on short-term debt	(400)	(500)
Purchases of common stock	(3,513)	(363)
Payment of long-term seller financing	(75)	(95)

Net cash used in financing activities of continuing operations	(3,988)	(958)
Net cash provided by financing activities of discontinued operations	—	—

Net cash used in financing activities	(3,988)	(958)

Net increase (decrease) in cash and cash equivalents	(5,592)	1,595
Effect of exchange rate changes on cash and cash equivalents	(5)	5
Cash and cash equivalents, beginning of year	18,787	17,187

Cash and cash equivalents, end of year	$13,190	$18,787

Supplemental cash flow data:
Interest paid	$33	$57

Income taxes paid	$80	$938

Noncash investing and financing activities:
Exchange of equipment	$—	$430

Refer to Notes to Consolidated Financial Statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        New Frontier Media, Inc. is a publicly traded holding company for its operating subsidiaries, which are reflected in the Transactional TV, Film Production, Direct-to-Consumer and Corporate Administration segments.

Transactional TV Segment

        The Transactional TV segment generates revenue by providing adult programming to cable multiple system operators (MSOs) and direct broadcast satellite (DBS) providers. The Transactional TV segment is able to provide a variety of editing styles and programming mixes to a broad range of consumers. We earn a percentage of revenue, or split, for each video-on-demand (VOD), pay-per-view (PPV) or subscription that is purchased on customer platforms.

Film Production Segment

        The Film Production segment derives revenue from: a) the production and distribution of original motion pictures including erotic thrillers and horror movies (collectively, owned content), which is provided through MRG Entertainment, Inc.; b) the distribution of third party films where it acts as a sales agent for the product (collectively, repped content), which is provided through Lightning Entertainment Group, Inc.; and c) the provision of contract film production services to major Hollywood studios (producer-for-hire arrangements).

Direct-to-Consumer Segment

        The Direct-to-Consumer segment generates revenue primarily by selling memberships to our adult consumer websites. The Direct-to-Consumer segment also historically operated an internet protocol television (IPTV) set-top box business beginning in late fiscal year 2008. We discontinued the IPTV operations in the fourth quarter of fiscal year 2010.

Corporate Administration Segment

        The Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production or Direct-to-Consumer segments.

Noncontrolling Interests

        During fiscal year 2011, we entered into an agreement to create an entity within the Transactional TV segment to develop new channel services. We controlled a majority of the entity's common stock and included the accounts of the entity in our financial statements. The net loss applicable to the noncontrolling interests of the entity was presented as net loss attributable to noncontrolling interests in the consolidated statements of operations and comprehensive loss, and the portion of the equity applicable to the noncontrolling interests of the entity was presented as noncontrolling interests in the consolidated balance sheets and statements of total equity.

        During the first quarter of fiscal year 2012, we entered into an arrangement that resulted in the loss of our majority controlling interest in the entity's common stock. As a result, we deconsolidated the entity, which resulted in an immaterial loss within the Transactional TV segment. As of June 30,

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NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2011 the noncontrolling interest was valued at zero due to the speculative nature of the venture. During the fourth quarter of fiscal year 2012, we entered into an agreement to assign our remaining shares. As of March 31, 2012 we have no remaining interests in the entity.

Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of New Frontier Media, Inc. and its wholly owned and majority controlled subsidiaries (collectively herein referred to as New Frontier Media, we, our and other similar pronouns). All intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

        We are required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require our most significant, difficult and subjective judgments include:

  •
  the estimated revenue for certain Transactional TV segment VOD and PPV services;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the    measurement of uncertain tax positions and valuation of deferred tax assets);

  •
  the assessment of film costs and the forecast of anticipated revenue (ultimate revenue), which is used to amortize film costs;

  •
  the determination of the allowance for unrecoverable accounts, which reserves for certain recoupable costs and producer advances that are not expected to be recovered;

  •
  the amortization methodology and valuation of content and distribution rights; and

  •
  the valuation of goodwill, other identifiable intangible and other long-lived assets.

        We base our estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ materially from these estimates.

Revisions

        In connection with the completion of our fiscal year 2012 annual reporting, we identified overstatement errors in income tax expense incurred in fiscal years prior to the fiscal year ended March 31, 2011 totaling $587,000. We assessed the impact of these errors on prior annual and interim periods. Based on this assessment, we concluded that the errors did not result in a material misstatement of prior periods, but the correction of the cumulative impact in the fiscal year ended March 31, 2012 would be material. To correct these errors relating to the prior year provision for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income taxes, we therefore revised the March 31, 2011 balance sheet as follows (amounts in thousands):

Decrease in taxes receivable	$(52)
Increase in long term deferred tax assets	633
Decrease in short term deferred tax liabilities	2
Increase in long term taxes payable	(2)
Increase in accumulated other comprehensive loss	6

Decrease in accumulated deficit as of April 1, 2010	$587

        Our assessment of the revisions discussed above considered the guidance provided by Accounting Standards Codification (ASC) Topic 250, Accounting Changes and Error Corrections; ASC Topic 250-10-S99-1, Assessing Materiality; and ASC Topic 250-10-S99-2, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. Based on our conclusion that the errors were not material individually or in aggregate to any of the prior reporting periods, we determined amendments to previously filed financial statement reports were not required in accordance with the applicable ASC guidance. We also concluded that the revisions applicable to prior periods should be reflected herein and will be reflected in future filings containing such information.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash in financial institutions and cash equivalents, which are highly liquid investment instruments with original maturities of less than 90 days. We had approximately $0.1 million of cash held in foreign financial institutions as of March 31, 2012.

Restricted Cash

        Restricted cash during the periods presented includes amounts that are contractually restricted in connection with agreements between us and certain film producers.

Federal Deposit Insurance Limits

        We maintain cash deposits with financial institutions that exceed federally insured limits. As of March 31, 2012, we exceeded the federally insured limits by approximately $12.8 million. We periodically assess the financial condition of the institutions and estimate that the risk of any loss from uninsured deposits is low.

Fair Value of Financial Instruments

        The carrying amounts of financial instruments, including cash, cash equivalents, accounts receivable, accounts payable, accrued liabilities, short-term debt, and certain other current assets and liabilities approximate fair value because of their generally short maturities. See Note 4—Fair Value Measurements for additional detail and discussion.

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Accounts Receivable

        The majority of our accounts receivable are due from customers in the cable and satellite industries and from the film distribution industry. Credit is extended based on an evaluation of a customer's financial condition and collateral is not required. Accounts receivable are stated at amounts due from customers less an allowance for doubtful accounts. Customer balances that remain outstanding longer than the contractual payment terms are considered past due. We determine our allowance for doubtful accounts on a quarterly basis by considering a number of factors, including the length of time accounts receivable are past due, our previous loss history, the customer's current ability to pay its obligation to us, and the condition of the general economy and the cable, satellite and film distribution industries as a whole. Bad debt is reflected as a component of operating expenses in the consolidated statements of operations. When a specific account receivable is determined to be uncollectible, we reduce both our accounts receivable and allowance for doubtful accounts accordingly.

        Accounts receivable balances associated with the Film Production segment's repped content include the entire license fee due to us from the licensee. Amounts collected for these receivables may be disbursed to us and/or the producers of the licensed films in accordance with the terms of the related producer agreements.

Accrued and Other Liabilities

        Accrued and other liabilities included approximately $0.7 million and $0.5 million of accrued insurance premiums as of March 31, 2012 and 2011, respectively, and unsettled customer receipt liabilities of $1.0 million as of March 31, 2012. There were no material unsettled customer receipt liabilities as of March 31, 2011.

Other Long-Term Liabilities

        Other long-term liabilities included approximately $1.4 million and $0.4 million of incentive from lessor liabilities as of March 21, 2012 and 2011, respectively.

Property and Equipment

        Property and equipment are stated at historical cost less accumulated depreciation. The cost of maintenance and repairs to property and equipment is expensed as incurred, and significant additions and improvements are capitalized. The capitalized costs of leasehold and tenant improvements are depreciated using a straight-line method over the lesser of the estimated useful life of the assets or the expected term of the related leases. All other property and equipment assets are depreciated using a straight-line method over the estimated useful lives of the assets. As of March 31, 2012, the estimated useful lives of property and equipment were as follows:

Furniture and fixtures	3 to 5 years
Computers, equipment and servers	3 to 7 years
Leasehold and tenant improvements	2 to 10 years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Content and Distribution Rights

        The Transactional TV segment's content and distribution rights library primarily consists of licensed films. We capitalize the costs associated with the content and distribution rights as well as certain editing and production costs and amortize these capitalized costs on a straight-line basis over the lesser of the license term or estimated useful life (generally 5 years). The licenses typically provide for unlimited showings of the films as well as the right to extract scenes from the movie and use those scenes to construct new, unique films with scenes from various other licensed films. The content and distribution rights costs are amortized on a straight-line basis over the related license period or estimated useful life because the estimated number of showings cannot be reasonably determined and we expect that the films will generally generate revenue ratably over the related license term.

        We periodically review the content library and assess whether our forecasts as it relates to the library's usefulness should be revised downward. In the event that we revise the forecasts downward, it may also be necessary to write down the unamortized cost of the content and distribution rights to its estimated net realizable value. See Note 7—Content and Distribution Rights for additional detail and discussion on content and distribution rights impairment.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by us that are expected to be subsequently recovered through the collection of fees associated with the licensing of repped content. In connection with the Film Production segment's repped content operations, we enter into sales agency agreements whereby we act as a sales agent for a producer's film (Sales Agency Agreements). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for promotion related activities will be paid by us on behalf of the producer (such as movie trailer and advertising material costs). We may also pay the producer an advance for the related film prior to the distribution of such film. As we subsequently license the producer's film and license fees are collected, the recoupable costs and producer advances are recovered by us through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered.

        Recoupable costs and producer advances are stated at the amounts contractually recoverable through collection of future license fees, net of an allowance for unrecoverable accounts. The allowance for unrecoverable accounts reflects any loss anticipated from unrecovered recoupable costs and producer advances. Charges to adjust the allowance for unrecoverable accounts are reflected as a component of operating expenses in the consolidated statements of operations. We evaluate recoupable costs and producer advances on an individual film-by-film basis each quarter based on a number of factors including our historical experience with charges to the allowance, estimates of future cash collections, estimates of future recoupable costs to be incurred, and the condition of the general economy and film industry as a whole. During the fiscal years ended March 31, 2012 and 2011, we incurred charges related to the allowance for unrecoverable accounts of approximately $0.6 million and $0.8 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Film Costs

        We capitalize the Film Production segment's costs incurred for film production including costs to develop, acquire and produce films, which primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to films. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value.

        Capitalized film costs are amortized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Ultimate revenue for new films is typically estimated using actual historical performance of comparable films that are similar in nature (such as production cost and genre). Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method. Estimates of ultimate revenue are reviewed quarterly and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

        Film costs are reviewed for impairment on a film-by-film basis each quarterly reporting period. We record an impairment charge when the fair value of the film is less than the unamortized cost. Examples of events or circumstances that could result in an impairment charge for film costs include the underperformance of a film as compared to expectations or a downward adjustment in the estimated future performance of a film due to an adverse change in the general business climate. See Note 8—Film Costs for additional detail and discussion on film cost impairments.

Goodwill and Other Identifiable Intangible Assets

        We record goodwill when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the operating segment level, which is equivalent to our reporting units, on an annual basis (March 31) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include, but are not limited to, a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment in the determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using considerations of various valuation methodologies which could include income and market valuation approaches. The income approach involves discounting the reporting unit's projected free cash flow at its weighted average cost of capital, and the market approach considers comparable publicly traded company valuations and recent merger and acquisition valuations. The analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts; estimation of the long-term

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NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

rate of growth; determination of the weighted average cost of capital; and other similar estimates. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit. We allocate goodwill to each reporting unit based on the operating segment expected to benefit from the related acquisition and/or combination.

        As an overall test of the reasonableness of the estimated fair value of the reporting units and the consolidated Company, we also perform a reconciliation of the fair value estimates for the reporting units to our market capitalization. The reconciliation considers a control premium based on merger and acquisition transactions within the media and entertainment industry and other available information. A control premium is the amount that a buyer is willing to pay over the current market price of a company as indicated by the traded price per share (i.e., market capitalization), in order to acquire a controlling interest. The premium is justified by the expected synergies, such as the expected increase in cash flow resulting from cost savings and revenue enhancements.

        Other identifiable intangible assets subject to amortization have primarily included amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and websites. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives, which is typically five years. Other identifiable intangible asset balances are removed from the gross asset and accumulated amortization amounts in the period in which they become fully amortized or impaired and are no longer in use. For intellectual property and patents, the assets are not removed until our legal claim to the assets has expired. Other identifiable intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, we consider whether the estimated undiscounted future net cash flows of the individual assets are less than the related assets' carrying value and if so, we record an impairment loss for the excess recorded carrying value of the asset as compared to its fair value. See Note 4—Fair Value Measurements for additional detail and discussion on other identifiable intangible asset impairments. See Note 5—Goodwill and Other Identifiable Intangible Assets for additional detail and discussion on goodwill and other identifiable intangible asset impairments.

Long-Lived Assets

        We continually review long-lived assets that are held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of such assets, we consider whether the estimated undiscounted future net cash flows of the individual assets are less than the related assets' carrying value and if so, we record an impairment loss for the excess recorded carrying value of the asset as compared to its fair value. See Note 4—Fair Value Measurements for additional detail and discussion on long-lived asset impairments.

Deferred Producer Liabilities

        Deferred producer liabilities are recorded upon the billing of repped content license fees. Deferred producer liabilities represent outstanding amounts due to the producer or that are to be retained by us upon the collection of license fee amounts related to the sale of repped content by the Film Production segment. In accordance with the Sales Agency Agreements we enter into with repped content

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NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

producers, when license fees associated with sales of repped content are collected, the amounts are paid to the producer and/or are retained by us. We retain amounts for sales agency commissions, recovery of outstanding recoupable costs and producer advances (Recoupable Costs) or as market fee revenue. The terms of the Sales Agency Agreements provide that collected license fees are distributed to the producer and/or are retained by us based on a specific allocation order as defined by each agreement. The allocation order is dependent on criteria including total license fee collections, outstanding Recoupable Costs balances and certain other criteria as specified by the Sales Agency Agreements. As these criteria cannot be reasonably determined until the license fees are collected, the appropriate allocation order of uncollected license fees cannot be established. Accordingly, the uncollected license fee amounts are recorded as deferred producer liabilities until such time as the amounts are collected and the allocation order can be reasonably determined.

Revenue Recognition

        Our revenue consists primarily of fees earned through the distribution of programming content through various media outlets including PPV channels and VOD categories that are distributed on cable and DBS platforms, premium movie channels, pay and free television channels and other available media outlets. Generally, we recognize revenue when the earnings process is complete as is typically evidenced by an agreement with the customer; services have been rendered or film delivery and acceptance is complete, if applicable; the license period has commenced; and the fee is fixed or determinable and probable of being collected. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment VOD and PPV Services

        The Transactional TV segment's VOD and PPV revenue are recognized based on buys and monthly subscriber counts reported each month by cable MSOs and DBS providers. We earn revenue by receiving a contractual percentage of the retail price paid by consumers of the content. Monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service, which requires us to make monthly revenue estimates for the unreported months based on the Transactional TV segment's historical experience with each customer. The revenue estimates may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of owned content is recognized when persuasive evidence of an arrangement exists, as is typically evidenced through an executed contract; the delivery conditions of the completed film have been satisfied as required in the contract; the license period of the arrangement has begun; the fee is fixed or determinable; and collection of the fees is reasonably assured. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Film Production Segment Repped Content Licensing

        We recognize revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents the sales agency fee earned on the total content licensing fee. The producers' share of the licensing fee is recorded as a liability within the producers payable account until the balance is remitted to the producer. For agreements that involve the distribution of content through VOD and PPV services and retail markets, we are unable to determine or reasonably estimate the revenue earned from customers in advance of receiving the reported earnings because the performance materially varies by film and from period to period. As a result, licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

        The agreements entered into with the producers may also provide for a marketing fee that can be earned by us. The marketing fee is stated as a fixed amount and is contractually earned upon collection of sufficient film licensing fees as defined by the contract, the terms of which vary depending on film quality, distribution markets and other factors. We recognize marketing fees as revenue when the amounts become determinable and the collection of the fee has occurred as defined by the respective contract.

Direct-to-Consumer Segment Membership Fees

        Revenue from membership fees is recognized over the life of the membership. We record an allowance for refunds based on expected membership cancellations, credits and chargebacks.

Multiple Element Transactions

        From time to time, we enter into transactions involving multiple elements. These multiple element transactions can involve the licensing of content (i.e., the licensing of multiple titles in a single agreement), the sale of content (i.e., the distribution of multiple titles in a single agreement), the sale of content and contemporaneous purchase of advertising (i.e., receiving a revenue percentage from a cable MSO or DBS operator and purchasing advertising space on that same operator's platform in a single agreement), or the licensing of content and contemporaneous purchase of advertising (i.e., licensing multiple titles and purchasing advertising space in a publication in a single agreement). Multiple element transactions require the exercise of judgment in identifying the separate elements in a bundled transaction as well as determining the values of the different elements. The judgments impact the amount of revenue and expenses recognized over the term of the contract, as well as the period in which they are recognized.

        We account for multiple element transactions by first estimating the values of each element. We estimate the values by referring to quoted market prices, historical transactions or comparable transactions and our best estimate of selling price. We then allocate the total consideration for the bundled transaction to each element based its proportional fair value.

Producer-for-Hire Arrangements

        Our Film Production segment periodically acts as a producer-for-hire for customers. Through these arrangements, we provide services and incur costs associated with the film production. We earn a fee

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for our services once the film has been delivered to the customer. We maintain no ownership rights for the produced content. Revenue for these arrangements is recognized when persuasive evidence of an arrangement exists as evidenced by an executed contract, the film has been delivered to the customer in accordance with the contract terms, the fee is fixed and determinable and collection is reasonably assured. The costs incurred for production in these arrangements are initially recorded as a deferred cost within the current assets section of the balance sheet, and the deferred costs are subsequently recorded as cost of sales when we recognize revenue for the related services. During the fiscal year ended March 31, 2012, there were no costs or revenues associated with producer-for-hire arrangements. During the fiscal year ended March 31, 2011, we completed and recognized revenue on producer-for-hire arrangements of $4.0 million.

Advertising Costs

        We expense advertising costs, which includes tradeshow and promotional related expenses, as incurred. Advertising costs during the fiscal years ended March 31, 2012 and 2011 were approximately $1.7 million and $2.4 million, respectively.

Research and Development Costs

        Costs related to the research, design and development of products are charged to research and development expense as incurred. We did not incur any material research and development costs related to continuing operations during the fiscal years ended March 31, 2012 and 2011. Research and development costs related to discontinued operations during the fiscal year ended March 31, 2012 and 2011 were immaterial.

Employee Equity Incentive Plans

        We have an employee equity incentive plan, which is described more fully in Note 3—Employee Equity Incentive Plans. Employee equity awards are accounted for under the fair value method. Accordingly, we measure share-based compensation at the grant date based on the fair value of the award. We use the straight-line attribution method to expense the fair value of the award over the related service period.

        We use the Black-Scholes option pricing model to estimate the fair value of options granted. Volatility assumptions are derived using historical volatility data. The expected term data is stratified between officers and non-officers and determined using the weighted average exercise behavior for these two groups of employees. The dividend yield assumption is based on estimates of dividends to be declared in the future. Share-based compensation expense is based on awards ultimately expected to vest, reduced for estimated forfeitures. Forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeiture rates are estimated based on historical experience and are stratified between officers and non-officers.

Income Taxes

        We make certain estimates and judgments in determining the income tax benefit. These estimates and judgments are used in the determination of tax credits, benefits and deductions, uncertain tax positions, and the calculation of certain tax assets and liabilities which are a result of differences in the

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NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

timing of the recognition of revenue and expense for tax and financial statement purposes. We also use estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the income tax benefit in subsequent periods.

        We are required to evaluate the likelihood that we will be able to recover deferred tax assets, which requires us to make certain estimates and judgments. We establish valuation allowances when, based on an evaluation of available evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. This evidence may include, but is not limited to, our historical operating results, the nature of the deferred tax assets, and our projected future operating results. During the first quarter of fiscal year 2012, we determined that it was more likely than not that deferred tax assets associated with certain capital losses would not be realized and recorded a valuation allowance of $0.1 million for the full capital loss deferred tax asset. The valuation allowance resulted in an increase in our income tax expense of $0.1 million during the first quarter of fiscal year 2012. We have no other material deferred tax asset valuation allowances and estimate that all other deferred tax assets will be recoverable. If these estimates were to change and the assessment indicated we would be unable to recover certain deferred tax assets, we would increase the income tax expense in the period of the change in estimate.

        Our income tax assessment involves dealing with uncertainties in the application of tax regulations. We account for uncertain tax positions using a two-step approach to recognizing and measuring uncertain tax position liabilities. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and estimates regarding these factors could result in the recognition of an income tax benefit or an additional charge to the income tax expense.

Loss per Share

        Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted loss per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect of outstanding warrants and stock options. There is no dilutive effect included on the diluted loss per share in periods of loss from outstanding warrants or stock options because inclusion of these items would be antidilutive. Potentially dilutive common shares outstanding were approximately 2.4 million and 2.2 million for the fiscal years ended March 31, 2012 and 2011, respectively.

Comprehensive Loss

        The comprehensive loss includes all changes in equity during the period from non-owner sources. During the periods presented, comprehensive loss includes our net loss and the cumulative adjustment from foreign currency translation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translations

        The functional currency for all of our U.S. based subsidiaries is the U.S. dollar. The functional currency for our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates. Revenues and expenses are translated using the average exchange rates prevailing during the periods presented. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within the equity section of the consolidated balance sheets. Foreign currency transaction gains and losses are reported in the operating expenses section of the consolidated statements of operations.

Recently Issued Accounting Pronouncements

        From time to time, new accounting pronouncements are issued that we adopt as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective will not have a material impact on our results of operations and financial position.

        Fair Value Measurement—In April 2011, the Financial Accounting Standards Board (FASB) issued new guidance to achieve common fair value measurement and disclosure requirements between U.S. generally accepted accounting principles and International Financial Reporting Standards. This new guidance amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of the new guidance did not have an impact on our consolidated financial position, results of operations or cash flows.

        Comprehensive Income—In June 2011, the FASB issued new guidance on the presentation of comprehensive income. Specifically, the new guidance allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of the new guidance did not have an impact on our consolidated financial position, results of operations or cash flows.

        Testing for Goodwill Impairment—In September 2011, the FASB issued authoritative guidance that allows an entity to use a qualitative approach to test goodwill for impairment. Under this guidance, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. In addition, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The adoption of the new guidance did not have an impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—LOSS PER SHARE

        The components of basic and diluted loss per share from continuing operations attributable to New Frontier Media, Inc. shareholders for the fiscal years ended March 31 were as follows (in thousands, except per share data):

	2012	2011
Loss from continuing operations attributable to New Frontier Media, Inc. shareholders	$(3,551)	$(716)

Weighted average shares outstanding	18,100	19,291
Effect of dilutive securities	—	—

Weighted average diluted shares	18,100	19,291

Basic loss per share from continuing operations attributable to New Frontier Media, Inc. shareholders	$(0.20)	$(0.04)

Diluted loss per share from continuing operations attributable to New Frontier Media, Inc. shareholders	$(0.20)	$(0.04)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS

Equity Plan

        We adopted the New Frontier Media, Inc. 2010 Equity Incentive Plan (the 2010 Plan) in August 2010. The 2010 Plan replaces the New Frontier Media, Inc. 2007 Stock Incentive Plan. The 2010 Plan was approved by our shareholders, and the purpose of the 2010 Plan is to encourage the further growth and development of the Company by providing equity and related awards to selected directors and employees. The 2010 Plan is also intended to assist in attracting and retaining employees and directors, to optimize profitability and to promote teamwork. Under the 2010 Plan, employees and directors may be granted incentive stock options, restricted stock, bonus stock and other awards, or any combination thereof. There were 1,250,000 shares of our common stock originally authorized for issuance under the 2010 Plan and the maximum number of shares of common stock that may be subject to one or more awards granted to a participant during any calendar year is 312,500. Awards granted under the 2010 Plan that subsequently are forfeited or cancelled may be reissued under the provisions of the 2010 Plan. Awards may be granted to employees and non-employee directors with exercise prices equal to, or in excess of, the fair market value of the underlying common stock at the date of grant. Generally, the stock options vest ratably over a four-year period and expire ten years from the date of grant. As of March 31, 2012, there were 0.5 million shares available for issuance.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

Share-Based Compensation

        The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the fiscal years ended March 31 were as follows:

	2012	2011
Weighted average estimated fair value per award	$0.83	$0.77
Expected term from grant date (in years)	6	5
Risk free interest rate	2.5%	2.0%
Expected volatility	54%	56%
Expected dividend yield	—%	—%

        Share-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We recognize the expense or benefit from the effect of adjusting the estimated forfeiture rate in the period that the forfeiture estimate changes. The effect of forfeiture adjustments during the fiscal years ended March 31, 2012 and 2011 was to reduce the related compensation expense by approximately $0.3 million and $0.2 million, respectively.

        The following table summarizes the effects of share-based compensation from continuing operations resulting from options granted under our equity incentive plans for the fiscal years ended March 31. This expense from continuing operations was included in cost of sales, sales and marketing expenses, and general and administrative expenses (in thousands, except per share amounts):

	2012	2011
Share-based compensation expense before income taxes	$608	$608
Income tax benefit	(207)	(213)

Total share-based compensation expense after income tax benefit	$401	$395

Share-based compensation effects on basic and diluted loss per common share	$0.02	$0.02

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

        Stock option transactions during the fiscal year ended March 31, 2012 are summarized as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(1) (in thousands)
Outstanding as of March 31, 2011	2,171,177	$5.17
Granted	905,000	2.05
Forfeited/expired	(979,225)	4.63

Outstanding as of March 31, 2012	2,096,952	4.08	6.7	$—

Options exercisable as of March 31, 2012	1,272,577	5.16	5.4	—

Options vested and expected to vest—non-officers	1,323,593	4.47	6.3	—

Options vested and expected to vest—officers	661,274	3.63	7.0	—

(1)
The aggregate intrinsic value represents the difference between the exercise price and the value of New Frontier Media, Inc. stock at the time of exercise or at the end of the period if unexercised.

        As of March 31, 2012, there was approximately $0.2 million of total unrecognized compensation costs for each of the non-officers and officers, respectively, related to stock option grants. The unrecognized compensation costs for non-officers and officers are expected to be recognized over a weighted average period of two years and one year, respectively.

NOTE 4—FAIR VALUE MEASUREMENTS

        The hierarchy below lists the three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. Fair value measurements are categorized in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

  •
  Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (such as a Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—FAIR VALUE MEASUREMENTS (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis

        We measure certain assets, such as goodwill, film costs and other identifiable intangible assets, at fair value on a nonrecurring basis when they are deemed to be impaired. The fair values are determined based on valuation techniques using the best information available and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the asset exceeds its fair value. The following table presents the assets measured at fair value on a nonrecurring basis as of March 31, 2012 (in thousands):

	Level 1	Level 2	Level 3		Net Fair Value
Goodwill(1)	$—	$—	$—	*	$—
Film costs(2)	—	—	6		6
Other long-lived assets(3)	—	—	100		100

*
Fair values were measured using Level 3 inputs, and the fair values were zero.

(1)
Measurement relates to the Transactional TV segment goodwill impairment analysis. See Note 5—Goodwill and Other Identifiable Intangible Assets for additional discussion.

(2)
Measurement relates to the Film Production segment film cost impairment analysis. See Note 8—Film Costs for additional discussion.

(3)
Measurement relates to the Transactional TV segment other long-lived assets. The recorded carrying value of an asset was reduced to its estimated fair value based on management's estimates of assumptions that market participants would use in pricing the asset. As a result, we recorded a $0.1 million impairment charge within the charge for asset impairments other than goodwill line item in the consolidated statements of operations.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—FAIR VALUE MEASUREMENTS (Continued)

        The following table presents the assets measured at fair value on a nonrecurring basis as of March 31, 2011 (in thousands):

	Level 1	Level 2	Level 3		Net Fair Value
Film costs(1)	$—	$—	$354		$354
Other identifiable intangible assets(2)	—	—	—	*	—
Other long-lived assets(3)	—	—	200		200

*
Fair values were measured using Level 3 inputs, and the fair values were zero.

(1)
Measurement relates to the Film Production segment film cost impairment analysis. See Note 8—Film Costs for additional discussion.

(2)
Measurement relates to the Direct-to-Consumer segment websites. See Note 5—Goodwill and Other Identifiable Intangible Assets for additional discussion.

(3)
Measurement relates to the Transactional TV segment other long-lived assets. The recorded carrying value of an asset was reduced to its estimated fair value based on management's estimates of assumptions that market participants would use in pricing the asset. As a result, we recorded a $0.1 million impairment charge within the charge for asset impairments other than goodwill line item in the consolidated statements of operations.

NOTE 5—GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

        Goodwill is classified within the segment that employs the goodwill in its operations. As of March 31, 2010, the Transactional TV segment was the only operating segment that reported goodwill. Changes in the carrying amount of the Transactional TV segment's goodwill during the fiscal years ended March 31, 2012 and 2011 were as follows (in thousands):

Balance as of March 31, 2010	$3,743

Balance as of March 31, 2011	3,743
Impairment	(3,743)

Balance as of March 31, 2012	$—

Fiscal Year 2012 Impairment Testing

        We performed an annual impairment test on the Transactional TV segment's goodwill as of March 31, 2012 and engaged a third party valuation firm to assist with the test. The income and market valuation approaches were considered in determining the estimated fair value of the segment. The income valuation approach was more heavily weighted than the market valuation approach because (a) there was a lack of comparable public companies to consider for the market valuation approach, and (b) the income valuation approach was more representative of our unique operating performance characteristics relative to the comparable companies considered in the market valuation approach. The results of the analysis indicated the estimated fair value of the segment was less than the carrying value.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS (Continued)

We then performed additional analysis to estimate the implied fair value of goodwill. Based on this analysis, we recorded a goodwill impairment charge of $3.7 million to reduce the Transactional TV segment's goodwill from $3.7 million to the implied fair value of goodwill of zero. The Transactional TV segment's performance during fiscal year 2012 was unfavorable relative to our expectations due to the impact of increased competition from free and low-cost internet websites as well as a continuation of lower consumer purchases of our content due to the global economic downturn. Based on our assessment of the fiscal year 2012 underperformance and certain other industry factors, we adjusted downward our five year forecast for the segment. These downward adjustments resulted in the goodwill impairment charge for the segment.

Fiscal Year 2011 Impairment Testing

        We performed an annual impairment test on the Transactional TV segment's goodwill as of March 31, 2011 and engaged a third party valuation firm to assist with the test. The income and market valuation approaches were considered in determining the estimated fair value of the segment. The income valuation approach was more heavily weighted than the market valuation approach because (a) there was a lack of comparable public companies to consider for the market valuation approach, and (b) the income valuation approach was more representative of our unique operating performance characteristics relative to the comparable companies considered in the market valuation approach. The results of the analysis did not indicate any goodwill impairment for the Transactional TV segment.

Other Identifiable Intangible Assets

        Other identifiable intangible assets that are subject to amortization as of March 31 were as follows (in thousands, except weighted average useful life):

		2012				2011
	Weighted Average Useful Life (Years)
		Gross Carrying Amounts	Accumulated Amortization	Impairment	Net	Gross Carrying Amounts	Accumulated Amortization	Impairment	Net
Intellectual property	5	$540	$(126)	$(414)	$—	$540	$(126)	$(414)	$—
Websites	5	91	(54)	(37)	—	91	(54)	(37)	—
Patents	5	460	(107)	(353)	—	460	(107)	(353)	—
Other	6	143	(47)	—	96	87	(42)	—	45

		$1,234	$(334)	$(804)	$96	$1,178	$(329)	$(804)	$45

        Amortization expense for other identifiable intangible assets subject to amortization during the fiscal year ended March 31, 2011 was approximately $0.6 million. Amortization expense for other identifiable intangible assets subject to amortization during the fiscal year ended March 31, 2012 was immaterial. On an annual basis, amortization expense for other identifiable intangible assets subject to amortization for the fiscal year ending March 31, 2013 and thereafter is expected to be immaterial. As of March 31, 2012, $0.1 million of other identifiable intangible assets had not been placed in service and therefore no amortization had been recognized. During the fiscal year ended March 31, 2011, we removed approximately $3.5 million of fully amortized other identifiable intangible assets that were no longer in use.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—PROPERTY AND EQUIPMENT

        The components of property and equipment as of March 31 were as follows (in thousands):

	2012	2011
Furniture and fixtures	$421	$698
Computers, equipment and servers	9,873	9,194
Leasehold and tenant improvements	3,915	4,156

Property and equipment, at cost	14,209	14,048
Less accumulated depreciation	(5,590)	(6,830)

Total property and equipment, net	$8,619	$7,218

        Depreciation expense was approximately $2.5 million and $2.3 million for the fiscal years ended March 31, 2012 and 2011, respectively. During the fiscal years ended March 31, 2012 and 2011, we retired approximately $3.5 million and $2.5 million, respectively, of fully depreciated property and equipment.

        During the fiscal year ended March 31, 2011, we acquired approximately $1.7 million of new storage equipment. We paid approximately $1.3 million in cash for the new equipment. Additionally, we exchanged certain equipment with a net book value of approximately $0.4 million. No gain or loss was recorded in connection with the transaction.

NOTE 7—CONTENT AND DISTRIBUTION RIGHTS

        The Transactional TV and Direct-to-Consumer segments' content and distribution rights consist of content licensing agreements and original productions. We capitalize the costs associated with the licenses, certain editing costs and content. These costs are amortized on a straight-line basis, typically over 5 years. The components of content and distribution rights as of March 31 were as follows (in thousands):

	2012	2011
In release	$21,825	$20,281
Acquired, not yet released	349	1,013
In production	174	19

Content and distribution rights, at cost	22,348	21,313
Accumulated amortization	(10,556)	(9,770)

Total content and distribution rights, net	$11,792	$11,543

        Amortization expense during the fiscal years ended March 31, 2012 and 2011 was approximately $4.3 million and $4.1 million, respectively. During each of the fiscal years ended March 31, 2012 and 2011, we retired $3.5 million of fully amortized content and distribution rights. Additionally, we recorded an impairment expense of $0.2 million during the fiscal year ended March 31, 2011 because certain content and distribution rights no longer met our quality standards for distribution. We had no material impairments of content and distribution rights during the fiscal year ended March 31, 2012.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—FILM COSTS

        The components of film costs, which are primarily direct-to-television, were as follows as of March 31 (in thousands):

	2012	2011
In release	$18,846	$18,474
Completed, not yet released	681	500
In production	2,033	174

Film costs, at cost	21,560	19,148
Accumulated amortization	(17,576)	(16,569)

Total film costs, net	$3,984	$2,579

        Amortization expense for the fiscal years ended March 31, 2012 and 2011 was approximately $1.0 million and $2.1 million, respectively. We expect to amortize approximately $2.4 million in capitalized film costs during the fiscal year ending March 31, 2013. Additionally, we expect to amortize substantially all unamortized film costs for released films by March 31, 2015.

        During fiscal year 2012, we recorded impairment expenses of approximately $0.2 million associated with certain owned content films. In connection with our quarterly film performance analysis, we adjusted downward the expected performance for certain films based on a continuation of underperformance as compared to expectations. As a result, we performed assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. This expense was recorded in the charge for asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

        During the second and fourth quarters of fiscal year 2011, we recorded impairment expenses of approximately $0.6 million and $1.6 million, respectively, associated with certain owned content films. During our second quarter film performance analysis, we adjusted downward the expected performance for certain films based on a continuation of underperformance as compared to expectations. During our fourth quarter film performance analysis, we adjusted downward the expected results for certain films based on a continued trend of lower than expected film performance and based on the departure of the segment's Co-Presidents. As a result, we performed further assessments on the films and determined the fair value of the films was less than the unamortized cost of the films, and the differences were recorded as impairment charges. This expense was recorded in the charge for asset impairments other than goodwill line item in the consolidated statements of operations. The fair value of the films was estimated by discounting the film's projected cash flow by the weighted average cost of capital.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES

        The components of the continuing operations income tax benefit for the fiscal years ended March 31 were as follows (in thousands):

	2012	2011
Current
Federal	$(350)	$(935)
State	(52)	(90)

Total current	(402)	(1,025)

Deferred
Federal	1,640	1,323
State	(6)	51

Total deferred	1,634	1,374

Total	$1,232	$349

        A reconciliation of the expected income tax benefit computed using the federal statutory income tax rate to our recorded continuing operations income tax benefit is as follows for the fiscal years ended March 31 (in thousands):

	2012	2011
Income tax computed at federal statutory tax rate of 34% and 35% for the fiscal years ended March 31, 2012 and 2011, respectively	$1,627	$388
State taxes, net of federal benefit	45	10
Reversal of uncertain tax positions	118	193
Federal research and development tax credits	(63)	63
Meals and entertainment	(85)	(88)
Share-based compensation	(53)	(59)
Return to provision adjustment	(123)	(142)
Change in valuation allowance	(94)	(14)
Change in statutory rate	(105)	(15)
Other permanent differences, net	(35)	13

Total	$1,232	$349

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        Significant components of our deferred tax assets and liabilities as of March 31 were as follows (in thousands):

	2012	2011
		(Revised)
Deferred tax assets:
Net operating losses	$1,903	$650
Nonconsolidated entities	109	—
Goodwill	210	—
Allowance for unrecoverable and doubtful accounts	1,010	931
Share-based compensation	793	988
Accruals	260	180
Other identifiable intangible assets	754	958
Tax credits	558	257
Other	8	87

Gross deferred tax assets	5,605	4,051
Valuation allowance	(109)	(14)

Total deferred tax assets	5,496	4,037

Deferred tax liabilities:
Depreciation	(1,918)	(687)
Goodwill	—	(1,000)
Film library	(7)	(103)

Total deferred tax liabilities	(1,925)	(1,790)

Net deferred tax assets	$3,571	$2,247

        Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We establish valuation allowances when, based on an evaluation of objective evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. As of March 31, 2012, we determined that it was more likely than not that deferred tax assets associated with capital losses would not be realized and recorded a valuation allowance of $0.1 million for the full capital loss deferred tax asset. We had no other valuation allowances as of March 31, 2012.

        We have domestic net operating losses (NOLs) of approximately $5.4 million for federal income tax purposes. Approximately $3.7 million of the NOLs resulted from the estimated tax loss we incurred in fiscal year 2012, and we may file amended returns for prior fiscal years in order to utilize that portion of the NOLs. The remaining $1.7 million of NOLs has an annual deductibility limitation of $0.2 million and can be utilized through 2019 in accordance with Internal Revenue Code Section 382. Internal Revenue Code Section 382 places a limitation on the utilization of net operating loss carryforwards when an ownership change, as defined in the tax law, occurs. Generally, an ownership change occurs when there is a greater than 50% change in ownership. When a change occurs, the actual utilization of net operating loss carryforwards is limited annually to a percentage of our fair market value at the time of such change. We also have tax credits associated with certain foreign tax withholdings of approximately $0.6 million. The deduction of these tax credits was limited during the fiscal year ended March 31, 2012 because we did not incur a U.S. tax liability during the fiscal year. We

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

expect to utilize the tax credits from foreign tax withholdings through the filing of amended returns for fiscal years prior to March 31, 2012 and through our filings of future returns.

Uncertain Tax Positions

        We account for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon effective settlement. During the fiscal year ended March 31, 2012, the statute of limitations expired on approximately $0.1 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in long-term taxes payable and a reduction in income tax expense. The reduction in the uncertain tax position balance also resulted in the reversal of approximately $14,000 in interest expense. As of March 31, 2012, we had no remaining unrecognized tax benefits.

        The aggregate change in the uncertain tax position balance as reflected in long-term taxes payable during the fiscal year ended March 31, 2012 was as follows (in thousands):

Beginning balance as of April 1, 2011	$118
Reversal of prior period tax position from expiration of statute of limitations	(118)

Ending balance as of March 31, 2012	$—

        During the fiscal year ended March 31, 2011, the statute of limitations expired on approximately $0.2 million of uncertain tax positions resulting in a decline in the uncertain tax position balance as reflected in long-term taxes payable and a reduction in income tax expense. The reduction in the uncertain tax position balance also resulted in the reversal of approximately $35,000 in interest expense.

Other

        We file U.S. federal, state and foreign income tax returns. During the fiscal year ended March 31, 2012, the Internal Revenue Service initiated an audit of our fiscal year 2010 tax returns. We cannot currently make an estimation of the possible outcome from the audit. With few exceptions, we are no longer subject to examination of our federal income tax returns for the years prior to the fiscal year ended March 31, 2009, and we are no longer subject to examination of our state income tax returns for years prior to the fiscal year ended March 31, 2008.

NOTE 10—STOCK REPURCHASE

        Common stock that we repurchase is returned to authorized but unissued shares of common stock in accordance with Colorado law.

        In August 2009, we announced that our board of directors adopted a stock repurchase program. Under the program, we could repurchase with available cash and cash from operations up to 1.0 million shares of our outstanding common stock, from time to time through open market or privately negotiated transactions, as market and business conditions permitted. The program was scheduled to expire in March 2012. During the fiscal years ended March 31, 2011 and 2010, we repurchased approximately 0.2 million shares and 0.1 million shares of common stock, respectively,

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—STOCK REPURCHASE (Continued)

under the stock repurchase plan for total purchase prices of approximately $0.4 million and $0.1 million, respectively. During the three month period ended September 30, 2011, we substantially completed the stock repurchase program by acquiring approximately 0.7 million shares of common stock for a total purchase price of approximately $0.9 million.

        In October 2011, our board of directors authorized an extension of the August 2009 stock repurchase program. The extension allowed for an additional repurchase of up to 0.8 million shares of common stock, in an amount not to exceed in aggregate $1.0 million, exclusive of any fees, commissions or other expenses related to such repurchases. The program was scheduled to expire on March 31, 2014, if not completed sooner. During the three month period ended December 31, 2011, we repurchased approximately 0.2 million shares of common stock under the extended stock repurchase program for a total purchase price of approximately $0.3 million. In December 2011, the board of directors also authorized an individual repurchase of approximately 2.1 million shares of common stock through an open market transaction. The total purchase price of the shares was approximately $2.4 million, and the stock repurchase program that was extended in October 2011 was concluded as a result of the transaction.

NOTE 11—SEGMENT AND GEOGRAPHIC INFORMATION

        Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by our chief operating decision maker. We have the following reportable operating segments:

  •
  Transactional TV—distributes branded adult entertainment PPV networks and VOD content through electronic distribution platforms including cable television and DBS operators.

  •
  Film Production—produces and distributes mainstream films and erotic features. These films are distributed on U.S. and international premium channels, PPV channels and VOD systems across a range of cable and satellite distribution platforms. The Film Production segment also distributes a full range of independently produced motion pictures to markets around the world. Additionally, this segment periodically provides producer-for-hire services to major Hollywood studios.

  •
  Direct-to-Consumer—aggregates and resells adult content via the internet. The Direct-to-Consumer segment sells content to subscribers primarily through its consumer websites.

  •
  Corporate Administration—includes all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments. These costs include, but are not limited to, legal expenses, accounting expenses, human resource department costs, insurance expenses, registration and filing fees with NASDAQ, executive employee costs, and costs associated with the public company filings and shareholder communications.

        The accounting policies of the reportable segments are described in the significant accounting policies. The reportable segments are distinct business units, separately managed with different

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

distribution channels. The selected operating results of our segments during the fiscal years ended March 31 were as follows (in thousands):

	2012	2011
Net revenue
Transactional TV	$34,042	$35,863
Film Production	6,050	12,023
Direct-to-Consumer	686	823

Total	$40,778	$48,709

Income (loss) before income tax benefit
Transactional TV	$2,579	$10,939
Film Production	494	(1,462)
Direct-to-Consumer	(529)	(1,101)
Corporate Administration	(7,330)	(9,485)

Total	$(4,786)	$(1,109)

Depreciation and amortization
Transactional TV	$6,596	$6,239
Film Production	1,025	2,679
Direct-to-Consumer	113	152
Corporate Administration	46	48

Total	$7,780	$9,118

        The total net identifiable asset balance by operating segment as of March 31 was as follows (in thousands):

	2012	2011
		(Revised)
Net identifiable assets
Transactional TV	$27,642	$29,750
Film Production	8,839	9,125
Direct-to-Consumer	222	604
Corporate Administration	18,048	22,575

Total assets	$54,751	$62,054

        As of March 31, 2012, approximately $0.1 million in assets were located in Europe. All other assets were located in the U.S.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

        Net revenue, classified by geographic billing location of the customer, during the fiscal years ended March 31 was as follows (in thousands):

	2012	2011
United States	$32,123	$40,594

International:
Europe, Middle East and Africa	1,987	2,017
Latin America	3,454	2,865
Canada	2,877	2,869
Asia	337	364

Total international	8,655	8,115

Total	$40,778	$48,709

NOTE 12—MAJOR CUSTOMERS

        Our major customers (customers with revenue equal to or in excess of 10% of consolidated net revenue during any one of the presented periods) are Comcast Corporation (Comcast), Time Warner, Inc. (Time Warner), DIRECTV, Inc. (DirecTV) and DISH Network Corporation (DISH). Revenue from these customers is included in the Transactional TV and Film Production segments. Net revenue from these customers as a percentage of total net revenue for the fiscal years ended March 31 was as follows:

	2012	2011
Comcast	19%	16%
Time Warner	11%	11%
DirecTV	11%	9%
DISH	9%	10%

        The outstanding accounts receivable balances due from our major customers as of March 31 were as follows (in thousands):

	2012	2011
Comcast	$1,264	$1,231
Time Warner	292	448
DirecTV	822	634
DISH	562	704

        The loss of any of our major customers would have a material adverse effect on our results of operations and financial condition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES

        The following table reflects our contractual cash obligations as of March 31, 2012 for each of the time periods specified (in thousands):

Year Ending March 31,	Operating Leases	Vendor Obligations	Total
2013	$1,960	$4,233	$6,193
2014	1,936	2,812	4,748
2015	1,761	1,021	2,782
2016	1,614	1,000	2,614
2017	1,121	1,000	2,121
Thereafter	5,486	500	5,986

Total minimum payments	$13,878	$10,566	$24,444

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods based on historical experience with the movie studios.

        During the first quarter of fiscal year 2013, we entered into an operating lease and vendor obligations through April 2012 and May 2013, respectively. The impact of the operating lease was an immaterial increase to our commitments under the obligations for the fiscal year ending March 31, 2013. The impact of the vendor obligations was an increase to our commitments under the obligations of approximately $1.4 million and $0.1 million for the fiscal years ending March 31, 2013 and 2014, respectively.

Operating Lease Obligations

        We maintain non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through January 2022 and contain annual escalation clauses. Our Transactional TV segment has entered into direct lease agreements that expire through October 2013 for the use of transponders to broadcast its channels on satellites. As the lessee of transponders under the transponder agreements, we are subject to arbitrary refusal of service by the service provider if that service provider determines that the content being transmitted by us is harmful to the service provider's name or business. We had no equipment under capital lease as of March 31, 2012 or 2011.

        Rent expense for the fiscal years ended March 31, 2012 and 2011 was approximately $2.7 million and $2.2 million, respectively, which includes transponder expenses.

Vendor Obligations

        From time to time, we enter into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, we are party to certain uplinking, transport and marketing services that contractually obligate us to receive services over specified terms as per these arrangements. We are also obligated to make future payments associated with patent rights. These contractual obligations are reflected in the above table as vendor obligations.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

Employment Contracts

        We employ executives and certain other key employees under non-cancelable employment contracts. The employment contracts in effect as of March 31, 2012 expire through March 31, 2015. Commitments under these obligations as of March 31, 2012 were as follows (in thousands):

Year Ending March 31,
2013	$3,336
2014	2,366
2015	610

Total obligation under employment contracts	$6,312

        During the first quarter of fiscal year 2013, we entered into and extended non-cancellable employment contracts with certain key employees. These employment contracts expire through April 4, 2014. The impact of the execution and extension of the employment contracts was an increase in our commitments under the obligations of approximately $1.7 million and $0.4 million during the fiscal years ending March 31, 2013 and 2014, respectively. Additionally, we terminated an employment contract of a key employee in May 2012, which resulted in a decrease to our commitments under the obligations of $0.2 million for each of the fiscal years ending March 31, 2013 and 2014.

Guarantees

        Our Film Production segment completed producer-for-hire services during the fiscal year ended March 31, 2011 related to a movie production in the state of Georgia. Based on the location of the production and other factors, we received certain transferable production tax credits in the state of Georgia. Subsequent to the completion of the production, we entered into an agreement to sell the tax credits for a net purchase price of approximately $0.8 million. If the tax credits are recaptured, forfeited, recovered or otherwise become invalid within a four year period subsequent to our sale of the tax credits, we have agreed to reimburse the buyer for the value of the invalid tax credits as well as any interest, penalties or other fees incurred in connection with the loss of the tax credits. We believe the tax credits are valid and do not expect that we will be required to reimburse the buyer.

Indemnification

        We have agreements whereby we indemnify officers and directors for certain events or occurrences while the officer or director is, or was, serving in such capacity at our request. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy that limits exposure and we believe that this policy would enable us to recover a portion, if not all, of any future indemnification payments. As a result of our insurance policy coverage, we believe that our estimated exposure on these indemnification agreements is minimal.

        We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we indemnify, holds harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with any claim by any third party, including customers, with respect to our products or services, including, but not limited to, alleged

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

negligence, breach of contract, or infringement of a patent, copyright or other intellectual property right. The term is any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe that our estimated exposure on these agreements is minimal.

Legal Proceedings

State Court Lawsuit

        On March 9, 2012, we received an unsolicited conditional acquisition offer from Longkloof Limited, one of our existing shareholders (Longkloof), for $1.35 per share in cash, subject to certain conditions.

        On March 23, 2012, Mr. Elwood M. White filed a class action complaint in the Boulder County, Colorado District Court for the 20th Judicial District of the State of Colorado, purportedly on behalf of our public shareholders, against us and our board of directors. The complaint alleges that the individual members of our board of directors have breached their fiduciary duties owed to our shareholders in connection with their receipt of Longkloof's offer on March 9, 2012 to acquire the outstanding shares of common stock of the Company not already owned by Longkloof for $1.35 per share.

        Mr. White's complaint seeks, among other things, an order allowing the action to be maintained as a class action and certifying Mr. White as the class representative and his counsel as class counsel. It also seeks to enjoin our board of directors to exercise their fiduciary duties to obtain a transaction that is in the best interests of our shareholders, a declaration that our board of directors has violated their fiduciary duties, an order directing us and our board of directors to account to the class for any damages sustained because of the alleged wrongs, and an award to Mr. White of the costs of the action, including Mr. White's attorneys' and experts' fees.

        We believe Mr. White's claim is without merit and we intend to vigorously defend against this matter.

Federal Court Lawsuit

        On April 26, 2012, Longkloof submitted to us a notice indicating its intention to nominate four individuals for election to our board of directors at our 2012 annual meeting of shareholders.

        In connection with Longkloof's intent to nominate individuals for election to our board of directors, on May 31, 2012, we filed a complaint in the United States District Court for the District of Colorado (U.S. District Court) against a publicly-traded South African conglomerate, Hosken Consolidated Investments Limited (Johannesburg Stock Exchange: HCI), its Executive Chairman, Marcel Golding, Longkloof, Mile End Limited, Sabido Investments (Pty) Ltd., Adam Rothstein, Eric Doctorow, Mahomed Khalik Ismail Sheriff, Willem Deon Nel and Barbara Wall (the Defendants).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

        The complaint alleged, among other things, that the Defendants violated Section 13(d) of the Exchange Act, when they failed to disclose that the Defendants were operating as a "group" for the purposes of seeking control of our company, and the true nature, extent and intent of their "group," as required by Section 13(d) of the Exchange Act. The complaint also alleged that, because of the Defendants' failure to disclose certain information related to those acting in concert with Longkloof as required by the advance notice provisions contained in our Amended and Restated Bylaws (the Bylaws), the Defendants' notice of nominations of candidates for election to the our board of directors at the 2012 annual meeting of shareholders (the Notice) does not comply with the Bylaws' advance notice provisions, and therefore, such nominations are invalid.

        We requested relief in the form of a declaratory judgment that the Defendants did not comply with the advance notice provisions of the Bylaws and therefore, the nominations presented by the Defendants are invalid, and that the advance notice provisions of the Bylaws are valid and enforceable under Colorado law. Further, we requested relief in the form of injunctions enjoining the Defendants (a) preliminarily and permanently, from violating Section 13(d) of the Exchange Act, and engaging in any further activities with regard to their shares of our common stock until the Defendants have filed accurate disclosures under Section 13(d) of the Exchange Act, (b) preliminarily and permanently, from taking any actions contrary to or inconsistent with our board of directors' denial of the validity of the Defendants' director nominations, and (c) from acquiring additional shares of our common stock until the Defendants have filed accurate disclosures under Section 13(d) of the Exchange Act. We also requested an order that the Defendants divest themselves of any and all shares of our common stock that they may have unlawfully acquired in violation of U.S. federal securities laws.

        On June 8, 2012, the Defendants filed an answer and counterclaim in U.S. District Court in response to our complaint filed on May 31, 2012 naming us and all of the individuals currently serving on our board of directors as defendants (the Counterclaim Defendants). The counterclaim alleged, among other things, that our board of directors and/or its nominating committee and Special Committee have breached their fiduciary duties owed to our shareholders by (a) asserting that the Notice was defective, (b) failing to waive any technical defects in the Notice and (c) causing us to file the May 31, 2012 complaint against the Defendants.

        The answer and counterclaim requested, among other things, (a) a dismissal of our complaint with prejudice, (b) a declaration that the Notice is valid and effective or, in the alternative, an order that we and the individual members of our board of directors accept a corrected Notice, (c) an injunction enjoining us and our board of directors from taking any action to interfere with the ability of our shareholders to vote for the Defendants' candidates for election to our board of directors at our 2012 annual meeting of shareholders and (d) an award to Defendants of costs and disbursements of the action, including reasonable attorneys' fees.

        On June 20, 2012, the Defendants filed an amended answer and counterclaim, adding two new counterclaims. The additional counterclaims alleged that the Counterclaim Defendants breached their contract with the Company's shareholders and that the individuals serving on the Special Committee tortiously interfered with the electoral rights of the Company's shareholders.

        On July 12, 2012, we entered into a settlement agreement with the Defendants (the Settlement Agreement). Under the terms of the Settlement Agreement, among other things, the Defendants agreed to (a) terminate their proxy contest, (b) vote their shares of stock in our Company in favor of

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

our board of directors nominees at our 2012 annual meeting of shareholders as well as any other proposals recommended to shareholders by our board of directors at the meeting, and (c) withdraw their nominees for election to our board of directors. We agreed, among other things, that if we do not engage in a sale, merger or similar change of control transaction by December 31, 2012, Longkloof will have the right to designate one person to our board of directors. As part of the settlement agreement, all pending litigation in the U.S. District of Colorado between us and the Defendants will be dismissed by the companies without admission of any wrongdoing by either party. In addition, the Defendants agreed to certain standstill restrictions through December 31, 2012.

        We intend to pursue any and all rights available to us and to vigorously defend all claims not dismissed pursuant to the Settlement Agreement with respect to the foregoing matters to the full extent permitted under applicable law.

        With respect to the state and federal court lawsuits discussed above, based on our current knowledge, a reasonable estimate of the possible loss or range of loss cannot be made at this time. Legal proceedings are subject to inherent uncertainties, and unfavorable rulings or other events could occur. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on our financial position, results of operation, or cash flows.

Other Legal Proceedings

        In the normal course of business, we are subject to various lawsuits and claims. We believe that the final outcome of these matters, either individually or in the aggregate, will not have a material effect on our financial statements.

NOTE 14—BORROWING ARRANGEMENTS

        On December 13, 2011, we extended our $5.0 million line of credit through December 15, 2012. The line of credit is secured by certain accounts receivable assets and bears interest at the greater of (a) the current prime rate less 0.125 percentage points per annum, or (b) 5.75% per annum. The line of credit may be drawn from time to time to support our operations and short-term working capital needs, if any. A loan origination fee of 0.5% of the available line was paid upon the execution of the line of credit and is being amortized over the life of the line of credit. The line of credit includes a maximum borrowing base equal to the lesser of 75% of certain accounts receivable assets securing the line of credit or $5.0 million, and the maximum borrowing base as of March 31, 2012 was $4.7 million. The average outstanding line of credit principal balance for the fiscal years ended March 31, 2012 and 2011 was $0.1 million and $1.0 million, respectively. The interest rate on our line of credit during each of the fiscal years ended March 31, 2012 and 2011 was 5.75%.

        The line of credit contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants customary for facilities of this type, including without limitation, (a) a requirement to maintain a current asset to current liability ratio of at least 1.5 to 1.0, (b) a requirement to maintain a total liability to tangible net worth ratio not to exceed 1.0 to 1.0, (c) prohibitions on additional borrowing, lending, investing or fundamental corporate changes without prior consent, (d) a prohibition on declaring, without consent, any dividends, other than dividends payable in our stock, and (e) a requirement that there be no material adverse change in our current client base as it relates to our largest clients. The line of credit provides that an event of default will exist in certain circumstances, including without limitation, our failure to make payment of principal or

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—BORROWING ARRANGEMENTS (Continued)

interest on borrowed amounts when required, failure to perform certain obligations under the line of credit and related documents, defaults in certain other indebtedness, our insolvency, a change in control, any material adverse change in our financial condition and certain other events customary for facilities of this type. As of March 31, 2012 our outstanding principal balance under the line of credit was $0.1 million, and we were in compliance with the related covenants.

NOTE 15—DEFINED CONTRIBUTION PLAN

        We sponsor a 401(k) retirement plan. The plan covers all eligible employees. Employee contributions to the plan are elective and vest immediately. We also have discretion to match employee contributions. Matching contributions vest ratably over a three year period during the first three years of employee service, and matching contributions vest immediately after three or more years of employee service. Our matching contributions during each of the fiscal years ended March 31, 2012 and 2011 were approximately $0.3 million.

NOTE 16—STOCKHOLDER RIGHTS PLAN

        On November 29, 2001, our board of directors adopted a Stockholder Rights Plan in which Rights were distributed at the rate of one Right for each share of common stock held by shareholders of record as of the close of business on December 21, 2001. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding common stock after November 29, 2001, or commences a tender offer upon consummation of which the person or group would beneficially own 15% or more of the outstanding common stock. Each Right is initially exercisable at $10.00 and was scheduled to expire on December 21, 2011. In August, 2008, we eliminated the continuing director, or so-called dead hand provisions, included in the originally adopted Shareholder Rights Plan. In October 2011, we amended the Amended and Restated Rights Agreement to extend the Final Expiration Date (as defined in the Rights Agreement) from December 21, 2011 to December 21, 2014.

NOTE 17—RELATED PARTY TRANSACTIONS

        We paid Isaacman, Kaufman & Painter less than $0.1 million associated with legal services during the fiscal years ended March 31, 2012 and March 31, 2011. Our board member, Alan Isaacman, is a Senior Member of Isaacman, Kaufman & Painter.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—QUARTERLY INFORMATION (UNAUDITED)

        The consolidated results of operations on a quarterly basis were as follows (in thousands, except per share amounts):

	Fiscal Year 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$10,428	$10,305	$10,209	$9,836
Gross margin	6,460	6,367	5,512	5,342
Income (loss) from continuing operations(1)	(111)	133	(99)	(3,477)
Income (loss) from discontinued operations	—	—	—	—
Net income (loss)	(111)	133	(99)	(3,477)
Net income (loss) attributable to New Frontier Media, Inc. shareholders	(108)	133	(99)	(3,477)
Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	(0.01)	0.01	(0.01)	(0.21)
Discontinued operations	—	—	—	—
Net income (loss) per share	(0.01)	0.01	(0.01)	(0.21)
Diluted income (loss) per share:
Continuing operations	(0.01)	0.01	(0.01)	(0.21)
Discontinued operations	—	—	—	—
Net income (loss) per share	(0.01)	0.01	(0.01)	(0.21)

(1)
During the first and fourth quarters of fiscal year 2012, we recorded charges to increase the allowance for unrecoverable accounts associated with the Film Production segment of $0.1 million and $0.6 million, respectively. During the second quarter of fiscal year 2012, we recorded film cost impairment expenses associated with the Film Production segment of approximately $0.2 million. During the fourth quarter of fiscal year 2012, we recorded goodwill impairment expenses of approximately $3.7 million associated with the Transactional TV segment. For additional information, see the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 5—Goodwill and Other Identifiable Intangible Assets and Note 8—Film Costs.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—QUARTERLY INFORMATION (UNAUDITED) (Continued)

	Fiscal Year 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$12,454	$11,162	$14,173	$10,920
Gross margin	7,391	6,897	6,929	7,006
Income (loss) from continuing operations(1)	557	(195)	225	(1,347)
Income (loss) from discontinued operations	(7)	(1)	(5)	4
Net income (loss)	550	(196)	220	(1,343)
Net income (loss) attributable to New Frontier Media, Inc. shareholders	550	(196)	241	(1,320)
Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	0.03	(0.01)	0.01	(0.07)
Discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income (loss) per share	0.03	(0.01)	0.01	(0.07)
Diluted income (loss) per share:
Continuing operations	0.03	(0.01)	0.01	(0.07)
Discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income (loss) per share	0.03	(0.01)	0.01	(0.07)

(1)
During the second and fourth quarters of fiscal year 2011, we recorded film cost impairment expenses associated with the Film Production segment of approximately $0.6 million and $1.6 million, respectively. We also recorded charges to increase the allowance for unrecoverable accounts associated with the Film Production segment of $0.3 million, $0.2 million and $0.3 million during the second, third and fourth quarters of fiscal year 2011, respectively. For additional information, see the Recoupable Costs and Producer Advances discussion in Note 1—Organization and Summary of Significant Accounting Policies as well as Note 8—Film Costs.

SUPPLEMENTAL INFORMATION

VALUATION AND QUALIFYING ACCOUNTS—SCHEDULE II

(in thousands)

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for unrecoverable accounts
March 31, 2012	$1,898	$606	$(37)	$2,467

March 31, 2011	$1,074	$823	$1	$1,898

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for doubtful accounts
March 31, 2012	$173	$35	$(25)	$183

March 31, 2011	$253	$19	$(99)	$173

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Reserve for chargebacks/credits
March 31, 2012	$6	$15	$(20)	$1

March 31, 2011	$4	$47	$(45)	$6

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000149930_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Walter Timoshenko 02 Melissa Hubbard 03 Alan Isaacman 04 Hiram J. Woo NEW FRONTIER MEDIA, INC. 6000 SPINE ROAD, SUITE 100 BOULDER, CO 80301 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000149930_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Appended Annual Report is/are available at www.proxyvote.com . NEW FRONTIER MEDIA, INC. 2012 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby appoints each of Alan Issacman and Marc Callipari as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.0001 per share, of New Frontier Media, Inc. that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on Thursday, October 18, 2012, at 9:00 a.m. (Mountain Daylight Time), at the Company’s principal executive offices at 6000 Spine Road, Suite 100, Boulder, Colorado 80301, and at any adjournment or postponement thereof, on the matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as indicated on the reverse side, and otherwise may vote in their discretion. This proxy granted by this card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted “FOR” the election of all of the director nominees and “FOR” proposal 2. With respect to any other routine matters that may properly come before the annual meeting, the proxies may vote at their discretion. The board of directors currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable or unwilling to serve, this proxy will be voted for any other person or persons, if any, that the board of directors designates in such nominee’s place. Continued and to be signed on reverse side